                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               Dynamic Media, Inc.
--------------------------------------------------------------------------------
              (Exact name of small business issuer in its charter)

          Florida                         7379                    65-0643950
--------------------------------------------------------------------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


      2000 Hamilton Street: Suite 596, Philadelphia, PA 19130 800-700-0295
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


             2000 Hamilton Street: Suite 596, Philadelphia, PA 19130
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


      Ian D. Jones, 2000 Hamilton Street, Suite 596, Philadelphia, PA 19130
--------------------------------------------------------------------------------
            (Name, Address and telephone number of agent for service)

                                   COPIES TO:
        Terry R. Fields, Esquire, 2200 Benjamin Franklin Parkway, E105a,
                    Philadelphia, PA 19130 Tel:(215)-981-1011

  Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER
               THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
     If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list The Securities Act registration statement number of the earlier effective Registration statement for the same offering. [ ]__________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c)
         under the Securities Act, checks the following box and list the
      Securities Act Registration statement number of the earlier effective registration statement for the same offering. [ ]__________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under The Securities Act, check the following box and list the Securities
     Act Registration statement number of the earlier effective registration statement for the same offering. [ ]___________________

        If delivery of the prospectus is expected to be made pursuant to
             Rule 434, check the following box. [ ]_________________
            be registered   registered   per unit    price    .00025%

                            Total Number of Pages ___
                             Exhibit List - Page ___

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (Section
230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to purchase be accepted prior to the date of the final Offering Circular. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to purchase nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.



                               DYNAMIC MEDIA, INC.


                   PRELIMINARY PROSPECTUS DATED: JULY 10, 2001

                         CALCULATION OF REGISTRATION FEE

   Common Stock     2,200,000       $2.00          $4,400,000            $1,100
---------------------------------------------------------------------------------------
  Title of each       Share        Proposed      Proposed maximum       Amount of
     class of       amount to       maximum         aggregate         registration
  securities to         be       offering price      offering              fee


                        2,200,000 SHARES OF COMMON STOCK

                     SHARES OFFERED TO THE PUBLIC IS $2.00.


We are selling up to a maximum of 2,200,000 shares of Common Stock ("Shares"), which have a par value of $.001 per share (the "Common Stock") which represents 18% of the total outstanding shares based on the maximum amount of the offering. We are a Florida corporation. We have fixed the price of all the shares made in this offering at $2.00 each.

The Shares are being offered on a best efforts basis and the Company has the right to immediately utilize the funds received from investors. There is no minimum offering. Accordingly, as shares are sold we will use the money raised for our activities. The offering will remain open until October,31 2001.


THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 7.

                                                   PER SHARE          TOTAL

Public offering price                               $ 2.00        $ 4,400,000
Underwriting discounts and commissions                 .18            400,000
Proceeds, before expenses, to us                    $ 1.82        $ 4,000,000


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July 10, 2001

                               DYNAMIC MEDIA, INC.

                                TABLE OF CONTENTS


Summary..................................................................      5
Our Company..............................................................      5
The Offering.............................................................      6
Risk Factors.............................................................      7
Capitalization...........................................................      9
Dilution.................................................................     11
Use of Proceeds..........................................................     10
Determination of Offering Price..........................................     10
Plan of Distribution.....................................................     13
Management Discussion of Analysis of Financial Condition
  and Results of Operations..............................................     14
Year 2000 Readiness Disclosure...........................................     17
Recent Events............................................................     15
Business.................................................................     22
Principal Shareholders...................................................     21
Management...............................................................     21
Certain Transactions.....................................................     24
Description of Securities................................................     27
Shares Eligible for Future Sale..........................................     27
Available Information....................................................     28
Dividend Policy..........................................................     29
Stock Transfer Agent.....................................................     29
Experts..................................................................     30
Legal Matters............................................................     30
Financial Statements..................................................... F 1-18

                                     SUMMARY

         The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information contained in this prospectus, including the financial statements and related notes.

                                   Our Company

         We were formerly known as Dynamic Imaging Systems Corporation and before that as Brickell Foreclosure Properties, Inc., and were organized under the laws of the state of Florida in 1996. Our Common Stock is currently listed Over the Counter (OTC) under the trading symbol "DYMI". Our strategy is to capitalize on the market opportunities created by the popularity of interactive DVDs including entertainment and education. Our focus is on the development and marketing of effective interactive DVD programs that improve teaching and learning and provide next generation DVD entertainment.

         We are paving the way with new multimedia and interactive DVD ideas that work...Ideas that produce high earnings and extraordinary growth by staying ahead of digital technologies with proprietary DVD solutions. We will customize instruction and allow for individualized learning at home so that students at home, young and old, can achieve success at their own pace and level.

         The phenomenal success being experienced by the DVD industry has been primarily due to the embracement of this technology by Hollywood studios. With almost 10,000 movies currently available on DVD at virtually every movie rental store and electronic retail outlet, its no wonder that by and large, the public equates DVD with movies.

         The original developers of DVD planned for the technology to be used for far more applications than just a better medium for a movie. Since 1998, video industry analysts have been predicting that the largest growth opportunities for the new medium would be in interactive entertainment, education, and training. We believe that these predictions are valid. Its easy to see how DVD can be applied to these growth areas, given its portable, cross platform, and multi language nature, and the incredible capacity and interactive capabilities that the format supports.

         Dynamic Media, Inc. stands with only a few companies in the world who have experimented with and produced commercially available DVD titles that tap into the extreme interactivity that would be required to make DVD work with advanced entertainment, educational applications and interactive games. We designed and produced "Sherlock Holmes - Consulting Detective" on DVD in 1999. Subsequently, this title has garnished three worldwide awards for the accomplishment. Even today, this title is one of only a handful of DVDs on the market that are as amazingly complex and interactive as the format allows. "Sherlock" contains over 1700 menus with more than 5000 buttons. It is a video based game that keeps track of your score and allows you to "save" and "restore" the game and allows the player to pick up at a later date where they left off.

         Every DVD-Video player is a small self-contained computer. Dynamic Media, Inc. and its founders have been a part of the computer industry for more than twenty years and thoroughly understood the implications that were being presented with the DVD format. This is how we were so quickly able to master the DVD programming capabilities that allowed us to produce "Sherlock". We have a 3-year lead on most DVD production companies, and most of them still do not understand the possibilities. We do.

         To implement DVD for the growth areas, this extreme programming is required, and we have been accomplishing it for more three years. We are ready to tap into the growth areas immediately with advanced entertainment, personal educational and instructional titles.

         The digital video communication industry is the most rapidly growing business in the world. In the year 2000, annual sales encompassed over $28 billion dollars a year, with sales increasing exponentially, annually.

         We see that as simply just the beginning of the growth. Last year, 183 million discs were sold and for the next sixty months, the number is expected to climb by approximately 140 million annually and 870 million discs per year by 2005.

         Already the fastest growing consumer electronics product in history, DVD-Player sales will reach new heights over the next several years and will exceed 60 million units in 2004. New features such as DVD-Audio, component integration leading to lower prices, and new products incorporating DVD technology such as TV/DVDs and DVD mini-systems all point to rapid market growth-a 48% increase in U.S. shipments in 2001 alone.

         We see those DVD disc sales far exceeding the VHS 1998 peak of 657 million tapes sold that year. The highest number ever sold being only 757 million.

         Dynamic Media, Inc., is in an active expansion phase to take advantage of these remarkable digital multimedia advancements.

                                  THE OFFERING

Common Stock Offered
for sale hereby                      Up to a maximum of 2,200,000 shares of Common Stock is being sold by us. The holders of our Shares are entitled to one vote per share of Common Stock on all matters submitted to a vote of our stockholders and to receive dividends when and if declared by our Board of Directors from funds legally available for that purpose. See Risk Factors-No Dividends and None Anticipated.
                                     Upon our liquidation, dissolution or winding up holders of our shares of Common Stock are entitled to share in the
                                     distribution of all assets remaining after payment of all
                                     debts. Holders of our shares of Common Stock do not have
                                     cumulative voting rights or preemptive, subscription or
                                     conversion rights. The shares of our Common Stock presently outstanding are, and the shares of our Common Stock offered hereby will be, upon issuance and payment therefore, validly issued, fully paid and non-accessible.

Offering Price                       $2.00 per share of Common Stock. The Shares are being offered on a best efforts basis and the Company has the right to
                                     immediately utilize the funds received from investors.

Terms of the Offering                There is no minimum offering. Accordingly, as shares are sold we will use the money raised for our activities. The offering will remain open until October,31 2001, unless we decide to terminate the selling efforts prior to this date. The minimum subscription is 250 Shares and the maximum subscription is
                                     100,000 Shares.


AUTHORIZED AND
OUTSTANDING SHARES
COMMON OF STOCK

Authorized                           20,000,000 shares
Outstanding:                         9,718,855 shares Prior to offering
                                     11,918,855 shares After maximum offering

USE OF NET PROCEEDS                  Assuming that the entire offering will be sold, then up to the first $400,000 that we raise will be used to pay the expenses of the offering. If a lesser amount is sold this sum will be in proportion to the amount raised. The priority for funds raised in excess of that amount will be applied in the following order
                                     (i) repayment of debt; (ii) to implement completed research and development projects; and (iii) to augment working capital. See
                                     Use of Proceeds. There is no minimum offering or escrow of shareowners funds. See Plan of Distribution.

                                  RISK FACTORS

The securities offered hereby are highly speculative and involve substantial risks. Prospective investors should carefully consider the following risk factors before making an investment decision.

WE HAVE UNCERTAIN PROFITABILITY DUE TO A LIMITED OPERATING HISTORY, A HISTORY OF LOSSES, EXPECTATION OF FUTURE LOSSES AND A GOING CONCERN QUALIFICATION BY OUR INDEPENDENT ACCOUNTANTS.

We were formed on February 14, 1996, and therefore have only a limited operating history upon which an evaluation of our prospects can be made. Such prospects must be considered in light of the substantial risk, expenses and difficulties encountered by new entrants into the Internet services industry. We have incurred losses from inception through March 31, 2001 in the amount of ($7,292,906). Our independent accountants have issued a going concern qualification based on their audit of our financial statements. We expect to continue to incur net losses as we continue to expend substantial resources on sales, marketing and administration, and the development of our products. We do not anticipate operating net income until the end of the third quarter of the year 2001. In addition, we currently intend to increase our capital expenditures and operating expenses in order to expand our network to support additional expected subscribers in existing and future markets and to market and provide services to a growing number of potential subscribers. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations.

We expect to have future additional capital requirements. This is based on our current business plan which has included a planned and significant decrease in FY 2000, in government contracts because of the nature and limitations of government work.

Our future capital requirements will depend on numerous factors, including the rate of market acceptance of our products and services, our ability to maintain and expand our customer base, the ability to acquire quality content for DVD publishing, the rate of expansion of our network QuickTV dealerships, the level of resources required to expand our market and distributor organization, information systems and research and development activities, the pricing and timing of nationwide dealer expansion, the availability of hardware and software provided by third party venders and other factors. The timing and amount of such capital requirements cannot be accurately predicted. If capital requirements vary materially from those currently planned, or if we are unable to sell the entire amount of the Offering, we may require additional financing sooner than anticipated. We have no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all.

Any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on our business, operating results and financial condition.

We expect to have competition some of which might be substantial.

Our capital requirements depend on numerous factors, including the rate of market acceptance of our products and services, our ability to maintain and expand our customer base, the rate of expansion of our infrastructure and the level of resources required to expand our market. The lack of adequate funding may adversely affect our ability to meet our short-term objectives. We will require additional financing to expand our sales, maintain public awareness of our services and provide working capital for our anticipated growth. The timing and amount of such capital requirements cannot be accurately predicted. If capital requirements vary materially from those currently planned, or if we are unable to sell the entire amount of the offering, we may require additional financing sooner than anticipated. The lack of additional financing may adversely affect our ability to meet our objectives.

Any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on our business, operating results and financial condition.

Our officers and directors have limited liability.

Our Certificate of Incorporation and By-Laws provide that a directors liability to the Company for monetary damages will be limited. In addition, we are obligated under the Certificate of Incorporation and By-Laws to indemnify our directors and officers against certain liabilities incurred with their service in such capacities. We will execute indemnification agreements which will indemnify each Director and officer against certain liabilities which they may incur. Each of these measures could reduce the legal remedies available to us and the shareholders against such individuals.

There is a risk that we may have a liability that is not covered by insurance.

Although we carry general liability insurance, our insurance may not cover certain potential claims or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, operating results and financial condition. Although we are careful, there may be security risks to our proprietary information and data.

Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Companies have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of users.

We have not paid any dividends and in the foreseeable future we expect that there will be a lack of dividends.

To date, we have not paid any dividends. We are not currently restricted from paying cash dividends. We presently plan to reinvest earnings in order to finance the expansion and development of our business, and it is therefore unlikely that any cash dividends will be declared in the foreseeable future.

We have used our own attorney to draw all the documents with respect to this offering and no separate investors counsel was retained by us.

We have not retained any independent professionals to review or comment on this offering or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such firm, nor any other firm has made, on behalf of the investors, any independent examination of any factual matters represented by management, herein, and purchasers of the shares should not rely on the firm so retained with respect to any matters herein described.

There is no underwriter for this offering and we are relying on best efforts of ourselves.

There is no underwriter for this offering, therefore, offerees will not have the benefit of an underwriters due diligence efforts which would typically include the underwriter to be involved in the preparation of disclosure and the pricing of the common stock offered hereby, among other matters. As we have never engaged in the public sale of our common stock, we have no experience in the underwriting of any such offering. Accordingly, there is no prior experience from which investors may judge our ability to consummate this offering. In addition, the common stock is being offered on a best efforts basis. Accordingly, there can be no assurances as to the number of shares that may be sold or the amount of capital that may be raised pursuant to this offering.

We have a potential for possible delisting of securities and there are risks relating to low-priced stocks which may affect us.

It is currently anticipated that our common stock will be eligible for listing upon the completion of this offering. If we are not listed, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. In addition, if the trading price of the common stock is below $5.00 per share, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchasers written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities in the secondary market. Disclosure is also required to be made about commissions payable to both the Broker/Dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing penny stock restrictions will not apply to our securities if such securities are listed on the NASDAQ National Market System or are otherwise listed on the regional NASDAQ System and have certain price and buying information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. If we are successful in raising at least $4 million, now, or at some time in the future, our securities would qualify for the exemptions from the penny stock restrictions. Otherwise we will remain subject to Section 15(b)(6) of the Exchange Act governing these penny stock restrictions. If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be adversely affected.


THERE ARE CONSIDERABLE RISKS IN RELYING ON AND RELATING TO OUR BUSINESS PLAN STRATEGY, HOWEVER, THERE CAN BE NO ASSURANCE THAT WE WILL SUCCESSFULLY PROCEED OR EXPAND ON FAVORABLE TERMS IN THE FUTURE.


EVEN AFTER THE OFFERING IS SOLD, CONTROL WILL BE MAINTAINED BY THE CURRENT STOCKHOLDERS, AND INVESTORS WILL HAVE TO RELY ON SENIOR MANAGEMENT FOR ALL DECISIONS BECAUSE OF THIS CONTROL.

                                 USE OF PROCEEDS


         We are seeking a new investment through this offering to finance and expand our current operations immediately. Achieving this goal and objective includes producing and creating our own content so that we own our proprietary and published interactive DVDs and distribute them worldwide, and, in addition, create a network of nationwide QuickTV support centers to enhance our potential growth and sales of our products and services. To accomplish this goal, we need to raise $2,200,000, which is the basis of our minimum cash offering. If we are unable to raise these minimum funds, we will modify our present primary plan as presently contemplated by management in accordance with funds received. If the minimum amount required is not raised, we intend to reduce research and development expenditures and if necessary obtain new funding with the aid of financial experts that are available to us.

     The maximum net proceeds from this offering may be as high as $ 4,000,000 in cash. If we are unable to sell all of the shares offered, the net proceeds would be lower.

     In the table below, we have detailed the minimum amount of capital required for us to operate our business as currently planned. In addition, we have outlined in order of priority , the manner in which we have available use of the funds raised, assuming that we sell all of the shares offered. The net proceeds we would receive from the issuance of all the 2,200,000 shares by this offering are estimated to be approximately $4,000,000. For lesser percentages of shares sold see the table following. The table also shows how we will use the proceeds of the offering.


                               Dynamic Media, Inc.

                                                     Minimum Amount                   Maximum Amount
                                                        Required                         Required
                                                     --------------                   --------------
Proceeds from the Offering                            $2,000,000                         $4,000,000
Use of Proceeds:
Research and Development                              $  100,000                         $  300,000
Office and Equipment                                      50,000                            100,000
Marketing, Advertisement
& Promotion                                              250,000                            500,000
Project/Content Development                              750,000                          1,200,000
Working Capital,
Operating Expenses                                       850,000                          1,900,000
                                                      ----------                         ----------
Total of Proceeds                                     $2,000,000                         $4,000,000


The table above contains amounts of proceeds to be used for general working capital needs, such as salaries, rent and utilities, or such amounts may be used to build up inventory levels of supplies used in the creation of digital media.

                         Determination of Offering Price

         Although there is an established public market for the common equity being registered there is a significant difference between the offering price and the market price of $ .10, as quoted in the Pink Sheets, of the stock. In fact, the present market cap on our stock (number of issued shares times the stock price per share) is less than $ 1,000,000. Factors that went into establishing a $ 2.00 per share price for the common stock include the following new product offerings and assets.

         Patent Pending for Streaming Audio Visual Works on Networks
         -----------------------------------------------------------
This invention patent was applied for in August of 1999 and relates to methods for producing and presenting audio-visual works for viewing on networks such as the Internet, and more particularly, to methods for writing, editing and presenting audio-visual works such as news stories and entertainment, on demand.

         Behind the Mask
         ---------------
Dynamic Media acquired the scripts for "Behind the Mask" for the development and test marketing of a monthly subscription based DVD series to be introduced in the consumer marketplace. The acquisition of this six script series was secured in May, 2001. The anticipated shipment of the first DVD will be during the second week of October, 2001.

         America: A Call to Greatness
         ----------------------------
The recent acquisition in May, 2001, of the two hour television special, "America: A Call to Greatness" is an important content addition to Dynamic Media. We acquired all of the original footage from the production, which includes over 60 hours of never before seen broadcast footage from across the United States. From this footage, Dynamic Media is developing two brand new educational DVDs, one specifically designed for grade levels 4-7 and one for the consumer market.

         Americas Monuments
         ------------------
This educational DVD series is designed as a tool to teach student about the monuments across the United States. The DVD will have different teaching objective, which will make it both entertaining and educational.

         Famous Quotes
         -------------
Using the recently shot footage of historic recreations, this DVD series will feature twenty two famous people throughout American history, ranging from George Washington to Mark Twain.

         America to Music
         ----------------
This DVD is for the consumer market place and is a sixty minute relaxation DVD. Driven thru classical music and set to an array of stunning cinematography from around the United States, this DVD is designed for easy listening and unwinding after a long day.

Most importantly, Dynamic Media, Inc. stands with only a few companies in the world who have experimented with and produced commercially available DVD titles that tap into the extreme interactivity that would be required to make DVD work with advanced entertainment, educational applications and interactive games. We designed and produced "Sherlock Holmes - Consulting Detective" on DVD in 1999. This title is one of only a handful of DVDs on the market that are as amazingly complex and interactive as the format allows. The interactive DVD contains over 1700 menus with more than 5000 buttons. It is a video based game that keeps track of your score and allows you to "save" and "restore" the game and allows the player to pick up at a later date where they left off.

         Every DVD-Video player is a small self-contained computer. Dynamic Media, Inc. and its founders have been a part of the computer industry for more than twenty years and thoroughly understood the implications that were being presented with the DVD format. This is how we were so quickly able to master the DVD programming capabilities that allowed us to produce "Sherlock".

We have a 3-year lead on most DVD production companies, and most of them still do not understand the possibilities. We do.

DILUTION

We were initially capitalized by the sale of common stock to our founders and an offering, in March 1998 of 1,000,000 shares of our Common Stock at $ 1.00 per share under Regulation D Rule 504. The following table sets forth the difference between our present shareholders and purchasers of the shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share.

The table below assumes the minimum, 50% (1,100,000 shares) and the maximum, 100% (2,200,000 shares) offered hereby are sold.


                               Dynamic Media, Inc

Assumes 50% of the shares offered are sold.

                              Shares Issued     Total Consideration     Average Price
                              -----------------------------------------------------------
                                   Number       Percent                 Amount    Percent     Per Share
                                                                                              ---------
Present Shareholders             9,718,855         90                 $7,710,819     78         $0.79
New Investors                    1,100,000         10                 $2,200,000     22         $2.00

    Total                       10,818,855        100%                $9,910,819    100%        $0.92

Assumes 100% of the shares offered are sold.

                                 Shares Issued    Total Consideration   Average Price
                                 --------------------------------------------------------
                                    Number        Percent               Amount   Percent     Per Share
                                                                                               ---------

Present Shareholders              9,718,855         82                $7,710,819     64        $0.79
New Investors                     2,200,000         18                $4,400,000     36        $2.00

   Total                         11,918,855        100%              $12,110,819    100%       $1.02


As of March 31, 2001 and the net tangible book value of our Common Stock was $ 129,128 or $ 0.013 per share based on an the 9,718,855 shares of Common Stock outstanding. " Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares. After giving effect to the sale by us of 2,200,000 shares of common stock at an offering price of $2 per share and after deducting estimated expenses our proforma net tangible book value as of that date would be $4,129,128 or $0.35 per share based on the 11,918,855 shares of common stock to be outstanding at that time. This represents an immediate dilution by ( i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering). of $ 1.65 per share to the new investors who purchase shares in the offering (" New Investors" ), as illustrated in the following table ( amounts are expressed on a per share basis):

         This table represents the dilution per share based on the percentage sold of the total amount of shares being offered.

                                                             50.00%                 100.00%

Offering price                                               $2.00                   $2.00
                                                            ------------------------------

Net tangible book value before offering                   $  129,128              $129,128
Increase attributable to the offering                      2,000,000             4,000,000
                                                          ----------            ----------
Net tangible book value after
giving effect to the offering                             $2,129,128            $4,129,128

Per share Dilution to new investors                            $1.80   90%           $1.65   83%
                                                               -----                 -----


PLAN OF DISTRIBUTION

     THIS IS A DIRECT PARTICIPATION WITH NO COMMITMENT BY ANYONE TO PURCHASE ANY SHARES. THE SHARES WILL BE OFFERED AND SOLD ON A "BEST EFFORTS" BASIS BY OUR PRINCIPAL EXECUTIVE OFFICERS AND DIRECTORS AT $2.00 PER SHARE UNTIL ALL SHARES ARE SOLD OR UNTIL THE OFFERING IS TERMINATED OR OCTOBER 31, 2001.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Dynamic Media, Inc. commenced in February 1996. Based on our decision to significantly reduce government contracts, at the end of December, 1999, in favor of producing our own proprietary interactive content on DVD, we have experienced substantial changes to, and expansion of, our business and operations. We expect to expand our business and customer base, which will require us to increase our personnel, develop software, purchase equipment and license content, which will result in increasing costs.

CASH REQUIREMENTS

In order to finance acquisition of patents and inventions, and fund research and development projects, it is our intent to raise maximum net proceeds of $4,000,000 from this public offering, to supplement income in fiscal 2001 operations. This will allow us to reduce the time frame to become fully operational from several years to less than one year. The following summarizes anticipated cash requirements to achieve these goals. We would utilize these funds to produce, on interactive DVD, existing proprietary content, develop new content, and acquire content rights for $ 1,200,000 and reduce accounts payable of $300,000. Should we not raise the net maximum proceeds from this offering we would have to seek other funding sources to supplement funds raised in this offering to meet the aforementioned cash requirements.

                                                                                                  INCREASE IN
                                                      SOURCE                 APPLICATION        WORKING CAPITAL
Proceeds from SB-2 offering                          $4,000,000               $4,000,000
Use in Operations                                                             $  600,000            -600,000
Reduction in accounts payable                                                    300,000            -300,000
Research and Development costs                                                   300,000            -300,000
Project/Content Development                                                    1,200,000          -1,200,000
Purchase of new equipment                                                        100,000            -100,000
Marketing, advertising & promotion                                               500,000            -500,000
Increase in Working Capital                          $4,000,000               $3,000,000         $ 1,000,000



NEED FOR ADDITIONAL PERSONNEL
-----------------------------

Since our sales, marketing and distribution system in North America is in need of expanding, the projected growth of distribution requires additional costs to us. It is anticipated that the number of employees may triple during the next twelve months, even with our outsourcing many tasks.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Results of operations

For the period from inception in February 1996 to March 31, 2001, we incurred a cumulative net loss of $(7,292,906). Our operating expenses consisted of general and administrative costs, including professional fees, payroll office and marketing expenses.

General and administrative fees                     $4,487,255

Stock purchase discounts                            $2,292,111

Our research and development costs                  $  779,903

The results of operations for the period ending December 31, 2000 are not necessarily indicative of the results for any future interim period or for the year ending December 31, 2001. We expected our expenses will continue to increase as we try to further expand our business.

Liquidity and Capital Resources

Our capital requirements have exceeded our cash flow from operations as we have been building our business. At March 31, 2001, we had a working capital deficit of $373,561. As a result, we have depended upon sales of our common stock and investments from our management to finance our working capital requirements.

Operating activities ended March 31, 2001 created net use of cash of $ 32,695. We had cash and cash equivalents of $-0- as of March 31, 2001.

We expect to make expenditures of approximately $1,200,000 during the 12 months following the closing of this offering. These expenditures will be used to expand our proprietary interactive DVD production, develop our QuickTV presence, hire additional personnel, sales and marketing, licensing content and developing our own entertainment content, purchase equipment and general working capital.

We require the proceeds of this offering to expand our operations and finance our future working capital requirements. Based upon our current plans and assumptions relating to our business plan we anticipate that $4,000,000 in net proceeds from this offering will satisfy our capital requirements for at least 12 months following the closing of this offering. If our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations.

                          Summary Financial Information
                          ------------------------------

The figures below include amortization of goodwill as if the acquisitions had taken place on January 1, 1999 and amounted to $132,498 and $69,811 in 2000 and 1999.

                                                            Pro Forma
                                                            ---------
                                                     1999                  2000
Sales                                              $1,270,966           $  184,817
    Operating expenses:
       Selling, general and administrative
          expenses                                  4,141,054            2,347,198
       Research and development                       367,479                    0
                                                    4,508,533            2,347,198
       Operating loss                              (3,237,567)          (2,162,381)

       Other income (expense):
              Interest income                           3,845                1,581
              Interest expense                        (15,497)             (12,616)
                                                   ----------           ----------
                                                      (11,652)             (11,035)
                                                   ----------           ----------
          Net loss                                $(3,249,219)         $(2,173,416)
                                                   ----------           ----------
                 Loss per share:
                           Basic                        $(.44)               $(.26)

                          Summary Financial Information
                          -----------------------------

The following table sets forth summary financial and operating data for Dynamic Media, Inc. The income statement and balance sheet data set forth below for the years ended December 31, 1999 and 2000, are derived from the audited financial statements included elsewhere in this prospectus. The data for the year ended December 31, 1997 and 1998 as well as three months ending March 31, 2000 and 2001 has been derived from unaudited financial statements of Dynamic Media, Inc. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus.


                                                             YEARS ENDED DECEMBER 31,
                                           1997               1998             1999           2000
                                         UNAUDITED          UNAUDITED         AUDITED        AUDITED
                                         ----------------------------------------------------------------
INCOME STATEMENT DATA:
    Sales                                                       13,894           172,999             5,000
    Operating expenses                    $(368,637)        (1,527,538)       (3,481,054)       (1,951,624)
    Net loss                              $(368,637)        (1,513,644)       (3,308,055)       (1,946,624)
    Net loss per share                    $   (0.12)             (0.30)            (0.45)            (0.24)
BALANCE SHEET DATA:
    Total assets                          $  53,150            313,873           780,410         1,006,288
    Working capital(deficit)              $  (5,653)           (45,862)           44,754          (281,027)
    Total liabilities                     $ (22,144)           (44,054)          (88,133)         (374,195)
    Stockholders equity                   $  75,294            269,819           692,277           632,093


                                                   THREE MONTHS
                                                  ENDED MARCH 31,
                                             2001               2000
                                          UNAUDITED          UNAUDITED
                                         -------------------------------------

INCOME STATEMENT DATA:
    Sales                                 $  67,396
    Operating expenses                    $(223,342)        (1,407,433)
    Net loss                              $(155,946)        (1,407,433)
    Net loss per share                    $   (0.02)             (0.33)

BALANCE SHEET DATA:
    Total assets                          $ 954,635            672,806
    Working capital(deficit)              $(373,561)           (65,679)
    Total liabilities                     $(454,578)           (88,131)
    Stockholders equity                   $ 500,057            644,268

The $15,940 of consulting expenses in fiscal year 2000, booked in lieu of $6,940, consisted of the following:

Stock Issued Calculations 2000

NAME                           SHARES             IN LIEU OF $         SERVICES PROVIDED
------------------------------------------     -----------------       -----------------------
Louis Gniotek                  5,000                1,000              Outside Consultant
Ronald M. Dortone              1,500                  990              Legal Consult Agreement
Michael S. Augelio             1,700                1,122              Legal Consult Agreement
Bob Heenan                     2,800                1,848              Legal Consult Agreement
Won Lee                        3,000                1,980              Legal Consult Agreement
                              ------               ------
                              14,000               $6,940

The $914,462 of consulting expenses in fiscal year 1999, booked in lieu of $117,050 consisted of the following:

Stock Issued Calculations 1999

NAME                           SHARES             IN LIEU OF $         SERVICES PROVIDED
-------------------------------------------     ----------------       --------------------
Sidney J. Pine                 202,000             $ 2,000             Outside Consultant
Lori Stinson                    23,200              23,200             Outside Consultant
Dominic Castaldo DDS            12,000              11,625             Outside Consultant
Winslow W. Murdock MD           12,000              11,625             Outside Consultant
Richard Sennett MD              12,000              11,625             Outside Consultant
Myron Yanoff MD                 12,000              11,625             Outside Consultant
Richard Hayden MD               12,000              11,625             Outside Consultant
Richard Spielvogel MD           12,000              11,625             Outside Consultant
Atlantic Broadcasting Systems   50,000              14,000             Outside Consultant
Miscellaneous                    8,100               8,100             Outside Consultant
                                ------             -------
                               355,300            $117,050

The 1,176,687 shares were issued in 1998 to consultants in lieu of $395,977 and consisted of the following:

Stock Issued Calculations 1998

NAME                           SHARES             IN LIEU OF $         SERVICES PROVIDED
------------------------------------------      ----------------       ----------------------
Michael Stern                    9,500             $  8,640            Outside Consultant
Terry Capital Advisors           9,000                9,000            Outside Consultant
Michael Winkler                 10,237               10,237            Outside Consultant
Fred Golden                      3,350                3,350            Outside Consultant
Glass Associates                 3,400                3,400            Outside Consultant
Joseph Glass                     1,700                1,700            Outside Consultant
Henry Winkler                   14,100               14,100            Outside Consultant
Avara Trading Co. Ltd           75,000               18,750            Outside Consultant
Executive Management Corp       91,500               27,000            Outside Consultant
Craig Batchelor                  2,500                1,500            Outside Consultant
Sidney J. Pine                 100,000                2,000            Outside Consultant
Caribbean Poly, Ltd            200,000               50,000            Outside Consultant
Iguana Junction, Ltd           200,000               50,000            Outside Consultant
Terry Fields                    85,000                7,500            Outside Consultant
Lisa Gurcsik                    10,000                1,000            Outside Consultant
Richard Lewis                    9,000                  900            Outside Consultant
Computer Information Network   150,000               84,500            Outside Consultant
Anthony Dunnigan                                                       Outside Consultant
Angela Dunnigan                200,000              100,000            Outside Consultant
Clint Carpenter                                                        Outside Consultant
Tania Smith                        100                  100            Outside Consultant
Chavaleh Braddick                  500                  500            Outside Consultant
Cory Schmitt                       100                  100            Outside Consultant
Todd Kelly                         100                  100            Outside Consultant
Oregna Rose                        100                  100            Outside Consultant
Martrese Young                     100                  100            Outside Consultant
Larry Wallison                     100                  100            Outside Consultant
Nicole Welton                      300                  300            Outside Consultant
Michael Benchoff                   500                  500            Outside Consultant
Galina Gonopolsky                  500                  500            Outside Consultant
                             ---------             --------
                             1,176,687             $395,977

                                    BUSINESS

THE COMPANY

         We were formerly known as Dynamic Imaging Systems Corporation and before that as Brickell Foreclosure Properties, Inc., and were organized under the laws of the state of Florida in 1996. Our Common Stock is currently listed Over the Counter (OTC) under the trading symbol "DYMI". Our strategy is to capitalize on the market opportunities created by the popularity of interactive DVDs including entertainment and education. . Our focus is on the development and marketing of effective interactive DVD programs that improve teaching and learning and provide next generation DVD entertainment.

         We are paving the way with new multimedia and interactive DVD ideas that work...Ideas that produce high earnings and extraordinary growth by staying ahead of digital technologies with proprietary DVD solutions. We will customize instruction and allow for individualized learning so that students at home, young and old, can achieve success at their own pace and level.

         We now provide advanced digital media services to our Fortune 1000 clients and others for every commercial purpose including that of education, marketing, religion and communications enhancement.

         Our clients include the Fox Broadcasting Company and all its' subsidiaries, Paramount Pictures, the US Army, Lockheed-Martin, Spelling Entertainment, Briggs and Stratton, Pax TV, Lions Gate Entertainment, the Los Angeles Lakers, Footlocker, Burger King, and many others.

         We have also served or currently serve vital governmental clients which include The Smithsonian Institute, The National Library of Medicine, and The Maryland Port Authority.

         We are a full service, fully interactive DVD and Multimedia Broadcasting Company. We are entirely equipped with state of the art technology and equipment in order to provide advanced quality products and services. We are ready to propel those businesses that have "lined up" for the right assistance, into the 21st century with digital business advantages. Digital multimedia will help customers compete in the worldwide and fast paced economy of today.

         Dynamic Media, Inc. began in 1996 by creating projects for the National Security Agency of the United States. Using the magic of animation and graphics, the Company was responsible for designing classified information in multimedia form - which was used daily by the Director of the National Security Agency and his staff. These National Security Agency multimedia presentations were instrumental in briefing foreign dignitaries, heads of state, and everyone from high-ranking military commanders to elected civilians at the highest level of the CIA and the U.S. Congress. This new "digital" way of communicating was revolutionary in overcoming the complicated task of explaining highly technical issues to world leaders. We continued our work as a consultant to the Defense Intelligence Agency inside the Pentagon for advanced classified DVD nuclear war programs used to further train intelligence officers.


Interactive Entertainment and Education

         Dynamic Media, Inc., has received three internationally recognized awards for its work on the "Sherlock Holmes - Consulting Director" DVD video game. Given the huge competition for "games" awards, these were major achievements. Dynamic Media, Inc. is one of only a very few companies in the world to produce advanced DVD programming and scripting that permits game players to save and restore their game on a regular DVD player.

         We feel that our milestones in breakthrough technology are essential for our Company turning the corner into the 21st century. We capitalize on new possibilities which sets us apart from the few competitors that we have. We have integrated touch screens for our interactive DVD kiosks. These developments were heavily used by the Maryland Port Authority which enabled student visitors to be educated about the activities and workings of the seaport.

         We have shown that our Company has the ability to secure and fulfill major commercial contracts such as a current interactive DVD "Titanic Exhibit" and government contracts such as the current one with the National Library of Medicine.

         The digital video communication industry is the most rapidly growing business in the world. In the year 2000, annual sales encompassed over $28 billion dollars a year, with sales today - annually increasing exponentially. In 1997, two million prerecorded DVD discs were sold. In twenty-four months, sales had skyrocketed to 65 million.

         We see that as simply just the beginning of the growth. Last year, 183 million discs were sold and for the next sixty months, the number is expected to climb by approximately 140 million annually and 870 million units per year by 2005. We see those sales far exceeding the VHS 1998 peak of 657 million tapes sold that year. The highest number ever sold being only 757 million.

         We are in an active expansion phase to take advantage of these remarkable digital multimedia advancements. We are in current development of a major mainstream entertainment/education project which will teach needed leadership skills to young people around the nation. Our innovative technologies will lead the way that others can only follow.

QuickTV Suppport Centers

         We have developed, designed and are ready to implement QuickTV support centers that will enhance the way businesses communicate and interact with each other forever. We will provide local support for our customers to enhance their learning and entertainment experience.

         QuickTV Support Centers will offer a full array of CD and DVD multimedia products and services to small businesses with special kiosk displays in high traffic locations. These products and services will provide effective digital communication by publishing and "burning" information right onto CDs and DVDs...plus - that data can be immediately streamlined directly to the Internet.

Business to Business Video Yellow Pages

         We understand that small and medium size businesses need help dealing with other businesses. We recognize that our customers need a better way to promote their sales and promotions. We know they may not have the same capabilities as their larger competitors and also understand that many of our customers are at a disadvantage in buying power.

         Our goal is to level the playing field by using our Internet service which will boost our clients in all their commercial areas. In doing so, we will tie our video directory business into the broader range of our Company's media services.

         We will provide customers the opportunity to take their ideas and new businesses to the marketplace in a way they never dreamed. They can capture and store their customer's informational content using Dynamic Media's technologies. They can convert that information into the proper formats, making it intelligent and interactive. Finally, they will have the ability to channel all their processed information to the desired forms of output.

         The days of huge funding for successful new business launches are over. We help our customers reach the mainstream instantly, at costs heretofore thought impossible. We will continue to create multimedia websites with substance and style. This will allow customer businesses to grow as their customers needs grow.

         We will create digital images of every product customers want to sell and we will store those images in a database that can be accessed at any time, from anywhere in the world. Customers can track sales results according to which images are viewed, used and how the product was priced.

Interactive Programs on DVD

         There are now more than 125 DVD player models marketed under 50 different consumer electronics brands. DVD players are available at practically all consumer electronics retailers and have become the focal point of the home theater category. Software shipments continue to accelerate. Nearly 140 million DVD movies and music video titles were shipped in the first 90 days of 2001, more than double the number shipped in the same quarter of last year.

         This tells us that "content" has an increasing electronic relationship. In year 2000, over 7.8 million DVD players were sold half of that number was sold in the fourth quarter. This means that a "Critical Mass" has been reached with regard to DVD player devices and that the new digital publishing formats are here to stay. We have combined the advantages of the digital technologies to be in a position to market a powerful combination of interactive DVD and CD technologies coupled with the Internet.

         In short, we feel strongly that the future is here and it's in CD and
DVD interactive technologies. . . . technologies increasingly tied to the
Internet, entertainment, education and business. We have reorganized to take advantage of the new market changes which are occurring at a record rate. New markets are being created and existing ones enhanced.

                                RECENT EVENTS

         AMERICA: A CALL TO GREATNESS

         Dynamic Media finalized an agreement and closed a transaction acquiring from Paige Brace Cinema, a major broadcast production, America: A Call to Greatness. This transaction was completed in May, 2001. This large scale television special features notable Hollywood heavyweights including Charlton Heston, Mickey Rooney, Peter Graves, and Rita Moreno together with many of this era's prominent political figures. America: A Call to Greatness, was filmed at MGM/DISNEY and in all 50 of the United States. In it's acquisition, Dynamic Media acquired the original production and all of the original background footage making up the production.

         America: A Call to Greatness, examines this nation's founding and evolution from the revolutionary days of 1776 to the present. The program makes use of historically accurate re-creations of famous figures in American History. All historical personalities are painstakingly re-created to look, speak, and sound as when they lived. Through the technologies of modern prosthetic makeups and computer opticals, famous leaders from the past speak to the present. And while all dialogue is taken from words they actually spoke or wrote, they are delivered as though they were sitting with the audience in a common "living room". Settings for the re-creations are "optically" keyed and range from the period in which they lived to the present. In this way, their words can carry a meaning far beyond the historical scope of past perspectives. It permits the men and women of "yesteryear" to address the world of today.

         In particular, the show examines, with entertaining "historical" accuracy, the thoughts, purposes, and motivations of this nation's major leaders from years past to present. Appearing in America: A Call to Greatness, are three former Presidents of the United States (Reagan, Carter, and Bush), two U.S. Senators, two U.S. Congressmen, a U.S. Supreme Court Justice, a military hero (General Norman Schwarzkopf), and two well-known industrialists. Supporting the show are twenty-one famous film, television, and sports personalities (from Tia Carrere to George Foreman and Arnold Swarzenegger). In addition, several major contemporary religious leaders (from Rev. Peter Marshal to Bill Gaither and Dr. James Kennedy) contribute their views to the program's theme.

         Interspersed throughout the production, are songs and music from the country's leading artists. All the numbers were produced on a large scale at the Disney/MGM Studios and carry an extraordinarily high production value. The music varies from the rock sounds of Andrae Crouch and Petra to the more mellow tones of Vince Gill and Babie Mason. The music extends from Johnny Cash's "Songs of America" to Sandi Patti's "Star Spangled Banner". Altogether, eleven well-known singers and singing groups contribute their talent to underscoring the story and theme behind America: A Call to Greatness.

         Newly filmed scenes from "America" fill the background of this spectacular. A special photographic team traveled the nation to capture footage from the foothills of the Dakotas to the spires of New York...from the yawning expansion of the Golden Gate Bridge to the majestic figures atop Mount Rushmore. In between are the cities of this nation, its townships and its countryside. From Hopkinsville, Kentucky to Detroit, Michigan...from Sundance, Wyoming to Boston, Massachusetts...from Broken Bow, Nebraska to Allentown, Pennsylvania, the rich scenes of America and its people grace the scenery of America: A Call to Greatness.

         America: A Call to Greatness, is an uplifting and patriotic examination of this nation's past. It is a nonpartisan, nonpolitical look at America and how and where it came to be. Through music, drama, and commentary from famous personalities, it entertainingly presents a substantially different "look at America". America: A Call to Greatness is in itself, materially unlike any other presentation that has come before.

         The closing of the production ends with addresses from famous presidents (past and living). Each President offers a commentary on the Office of the President and its meaning to America. It begins with President Thomas Jefferson commenting on what the Presidency can take from the office holder.

         We intend to use the original film footage to create a myriad of products including interactive DVDs, education and historical VHS and DVD products, an educational, entertaining and interactive website, as well as television production features to be aired worldwide.

         BEHIND THE MASK

         Dynamic Media finalized an agreement in May, 2001, with Dr. Warren Chaney, a Director of the Company, for the acquisition of scripts for a production called Behind the Mask. We intend to develop products and services on DVD and other media as well as broadcast various series elements.

         BEHIND THE MASK is a six-hour chapter television film-play--an action adventure epic with a fascinating story line created and developed by the company's Director Dr. Warren Chaney. The six chapter serial, filmed in 3-D, has been developed to accompany six other 3-D films.

         This "masked" thriller has nonstop excitement and action, yet without R-rated language or violent situations, in fact, good old-fashioned heroic responsibility is a sub-theme moral message. A second BEHIND THE MASK II is currently under development.

         We are currently developing a theme for The Mask in his jet-powered automobile, for a new realm of victory and morality that the public yearns for in this day and age that will appear on interactive DVD and will be syndicated to local and national cable stations.

         THE SPACE PATROL

         We have acquired certain intellectual property rights and information with regard to "Space Patrol", with the objective of having the Company pursue certain projects and plans including interactive DVD products and services and collectable items, both digital and in advanced photographic form. We have acquired a sizable collection of "Space Patrol" artifacts, including, but not limited to video broadcast footage and offering premiums. This transaction was completed in May, 2001

         TEAMING AGREEMENT

         Dynamic Media, Inc and Leading Edge Design and Systems, Inc. have mutually agreed to initially move forward in a Teaming Agreement and Strategic Partnership, as opposed to a merger, as announced in November, 2000. We felt that a strategic Teaming Agreement was a better way to initiate the mutual relationship between the two companies.

         Dynamic Media has entered into a Teaming Agreement in February of this year, with Leading Edge Design & Systems, Inc., a Maryland corporation with offices at 7521 Connelley, Suite A, Hanover, MD 21076. Because of the diverse, yet complementary capabilities of both companies, the agreement was entered into so that both companies can benefit from a joint effort to work toward new business opportunities that would not be afforded to either Company working alone. Leading Edge has a specialty in providing digital information management and exploitation (DIMETM) systems integration services and related product reselling and support. When combined with the capabilities of Dynamic Media that includes CD/DVD development and related product reselling, as well as creation, editing and coding of digital video information, the business and marketing opportunities increase and thus the potential customer base. Both companies have worked together in the past.

An example of this joint effort that is defined in the Teaming Agreement is a recent proposal presented to the FCC. The FCC has a current library of tapes containing open source TV broadcasts and recordings of conference proceedings it would like to make available via the Internet to its field agents. Leading Edge Design and Systems, and Dynamic Media have jointly proposed a solution to the FCC, in accordance with the Teaming Agreement.

                                  MARKET TRENDS


         DVD TECHNOLOGY

         The foundation of DVD technology is incredible storage capacity (the media) coupled with Interactive video (the medium). A single CD-sized DVD disc has enough storage space for the text of 20,000 novels, 100,000 digital photos, seven hours of CD-quality stereo audio or a high-resolution version of a theater-quality, feature-length film. This enormous capacity makes DVD the ideal platform for a broad range of applications, particularly multimedia.

         DVD-Video is rapidly transforming the video industry with the type of impact that the Compact Disc once had on the face of the music business or VHS with its creation of the home video market.

         DVD and its foundation, the DVD-Video Specification guidelines, were specifically developed to support high resolution, full-screen video applications, making it the best format ever for bringing the movie theater experience into the home. Unlike any previous format, DVD was created to allow for navigation within the video content creating a truly interactive experience for the viewer.

         A DVD-Video disc has the same form factor as a standard CD-ROM disc, but the similarity stops there. A DVD-Video disc is capable of holding 4-7 GB (gigabytes) or more of data - enough to fill seven or more standard CD-ROMs - and that capacity is growing constantly. DVDs storage capacity enables a disc to comfortably store over two hours of digital video accompanied by CD-quality surround sound. As a result, most motion pictures can fit on a single DVD disc while delivering an experience to the home viewer capable of rivaling the theater experience. Playback is accomplished via a DVD-Video player- a mass market-priced television peripheral whose main purpose is to play movies,

         In addition to the feature movie, a DVD-Video disc can also store up to eight audio language tracks, thirty-two subtitle tracks, behind-the-scenes footage, cast filmography and interviews, etc.

         A DVD disc is much cheaper to manufacture (about 80 cents per unit for a DVD disc compared to $2.20 for a VHS tape), occupies less shelf space, and never needs rewinding,

         DVD-Video brings home a standard of video quality that was previously unattainable in the mass market.

         A DVD-ROM drive is a computer peripheral whose main purpose is to play DVD-ROM discs. As with DVD-Video discs, DVD-ROM discs can hold 4.7 GB or more of data. DVD-ROM players are also backward compatible, meaning they can play CD-ROMs and audio CDs.

         The flexibility of the DVD-ROM format means that standard DVD titles can readily transition from playing on a PC to playing on a set-top player connected to a television. Simultaneously, DVD enables producers to deliver high-resolution, full-screen multimedia content to the PC desktop. As such, DVD is truly a universal media format, capable of replacing both VHS tape and CD-ROM simultaneously. In the corporate world, DVD-ROM is poised to fundamentally change the computing landscape. Today, the publishers of very large databases - who now rely on CD-ROM - are about to become pioneers in DVD-ROM publishing, by repurposing multi-volume CD-ROM sets and optimizing them on a single, convenient DVD-ROM. DVD-ROM is also the successor of choice for earlier training tools such as VHS and CD-i.

         By 2003, DVD-ROM title revenues are expected to reach a phenomenal $70 billion, as the new media technology supplants CD-ROM as the primary supply format across both PCs and television set-top boxes.

         With the nearly simultaneous explosion of both DVD and the Web, the convergence of all forms of media is nearing completion. Part of this convergence is the capability to create DVD titles and to link them to the Web, either through a computer or via a TV set. These Hybrid DVDs combine the DVD disc's capacity and capability with the Web's immediacy.

         Content is still of primary importance in the multimedia world. Taken together, DVD and the Web offer a powerful new distribution solution, enabling content creators to deliver their messages using the high quality and interactivity of DVD with linkage and seamless integration to Web-base content.

         By supporting multiple language tracks, a single DVD disc addresses geographic and cultural barriers. Simultaneously, a DVD can deliver a variety of subtitle tracks and even allows user-selectable mixing. For example, an English audio track can be accompanied by French subtitles.

         Multiple video tracks can be embedded on a DVD, allowing diverse audiences to be addressed by a single disc, while providing the means to ensure that viewers only see material that is relevant to them. A single DVD can also contain PAL, NTSC and DVD-ROM material.

         In addition to being a superior technical product to previous content delivery formats, when the cost of DVD is looked at comparatively, it promises significant opportunities for economic savings and gains. These economic benefits operate on a variety of levels.

         The most basic consideration - the cost of manufacturing discs - is significantly lower than the cost of VHS tape. In addition, the cost of production for DVD is dramatically lower. For example, the run cost of sending a DLT tape to a facility to create masters is much lower than the cost of sending a beta tape to a duplication facility. In fact, it is not uncommon for DVD duplication to cost as much as fifty percent less per unit than traditional tape mediums.

         DVD makes significantly lower packaging and postage demands. The typical DVD shares the same low cost packaging scheme as CDs and shares CDs low shipping weight. Video requires expensive printed boxes and weighs significantly more.

         Most people today have heard something about DVD. And for most, DVD means Hollywood movies. As one of the most successful consumer technology introductions in history, with millions of players and thousands of movie titles already delivered, it is no wonder that Hollywood is what people think of first. But DVD is also delivering in many ways the public has not yet realized.

         The nature of DVD's success lies in a true business revolution - the convergence of the computer, entertainment and consumer electronic industries. Hundreds of companies - including the powerhouses of each of those industries - combined forces to jointly develop and support a single technology that meets all their collective needs for media delivery.

         DVD is one of those rare developments that significantly impacts the marketplace on practically every level simultaneously. From consumers looking for exciting new entertainment; creatives working to showcase their talent; postproduction facilities hoping to maximize profits; and corporations needing to communicate with their employees and their customers, DVD has opened broad new avenues for delivering all forms of digital content. Moreover, for every one of those applications, there is massive potential for bottom-line return for those who create DVD titles.

         INTERNET INDUSTRY

         Internet to Have a Billion Users by 2005

         Almost one billion people, or about 15 percent of the world's population, will be using the Internet by 2005, growth that may generate more than $5 trillion in online commerce by the end of that year.

         The increase would represent 70 percent compounded annual growth from the $354 billion spent online last year. The results even take into account the recent slowdown in growth in the U.S.

         We intend to take advantage of this growth by having our proprietary interactive DVDs be "web" enabled. This new WebDVD concept is being accepted by consumers for updating DVD content information and enhancing the interactive DVD experience.

DISTRIBUTION METHODS

         Marketing in the United States: Following a careful analysis of the marketing strengths of our products and services and its initially limited available resources for traditional marketing, we elected to avail ourselves of the power and dynamics of the well-established multi-billion dollar per year DVD and other video and audio distribution. With a steadily expanding network force in the marketplace, with a ready-made marketing and distribution channel for our products and services, we feel that our experience in these markets and our knowledge of the industry provides us with capable distribution methods. We believe that the combination of a network of independent distributors, our own planned dealer network and a range of our own proprietary and desirable published content, will enable us to be successful in making our products and services available in the marketplace.

COMPETITION

         The market for consumer and business products and services provided from the Company is extremely competitive and highly fragmented. There are no significant barriers to entry and we expect that competition will intensify in the future. Many of our competitors and potential competitors have substantially larger libraries of content, longer operating histories, greater name recognition and more established relationships with distributors and retail vendors. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing digital media products. There can be no assurances that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, operating results or financial condition.

EMPLOYEES

        As of May 30, 2001, we employed a total of 11 employees, of whom 4 are in management, 2 in administration, 2 in marketing, 1 in customer service, 2 on the technical staff, and additional outsourced part-time employees are utilized from time to time. None of our employees are represented by a labor union. We have not experienced any work stoppage and consider relations with our employees to be good.

FACILITIES

      We currently lease our office facilities in Los Angeles on a year to year basis for $3,400 per month to provide space for technical operations, additional space in Philadelphia, PA for $ 4,000 per month for administration, and $ 1,000 per month in Baltimore, MD for technical operations, support and customer service. Our facilities are adequate for our current needs and suitable additional space, when needed, will be available to accommodate expansion of our operations on commercially reasonable terms.


                                   MANAGEMENT

     There are currently eight seats on the board of directors. The following table sets forth information with respect to the directors and executive officers.

                                                                                  DATE SERVICE
NAME                      AGE     OFFICE                                           COMMENCED
----                      ---     ------                                          ------------
Ian D. Jones*              31     President                                      January, 2000

Duane Tucker*              43     Vice President, Chief Technical Officer        January, 2000

Sidney J. Pine*            65     Vice President, Chief Financial Officer        January, 1999

Michael Benchoff           30     Vice President,
                                  Director of Technical Operations               June, 1998

Kevin Beck                 30     Vice President,
                                  Director of Advertising and New Media          May, 2001

Craig Hope*                57     Vice President, Administation                  January, 1998

Vanessa Fields             30     Vice President,
                                  Director of Corporate Relations                June, 2001

Warren Chaney, Ph.D*       58     Vice President,
                                  New Content Development                        May, 2001

Theresa Corrado            55     Secretary Office Administration                January, 1999

Dominic Castaldo,D.D.S*    58     Director                                       January, 1998

Myron Yanoff, M.D*.        64     Director                                       May, 2001

Tom DeLuca*                30     Director                                       May, 2001

                            MARKET FOR COMMON EQUITY

     Our common stock is quoted on the OTC Pink Sheets, under the symbol "DYMI". The following table sets forth the highest and lowest bid prices for the common stock for each calendar quarter during the last three years and subsequent interim periods as reported by the National Quotation Bureau.

     The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

                                                    HIGH BID         LOW BID
        FISCAL 1998                                 --------         -------
          First Quarter ........................       1.00            1.00
          Second Quarter .......................       1.75            1.37
          Third Quarter ........................       1.68            1.56
          Fourth Quarter .......................       1.37             .94

        FISCAL 1999
          First Quarter ........................       2.56            1.37
          Second Quarter .......................       3.87            2.44
          Third Quarter ........................       2.68            2.31
          Fourth Quarter .......................       2.50            1.25

        FISCAL 2000
          First Quarter ........................      1.75             1.44
          Second Quarter .......................       .55              .35
          Third Quarter ........................       .31              .20
          Fourth Quarter .......................       .35              .06

        FISCAL 2001
          First Quarter ........................       .12              .07

     On June 20, 2001, the closing bid price of the common stock on the OTC Pink Sheets was $ .10. As of March 31, 2001 there were approximately 1,355 shareholders of record. We have never paid or declared any dividends on its common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to fund the development and growth of our business.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2001, by (i) each person including any "group" as that term is used in Section 13(d)(3) of the Securities Act of 1934 (the "Exchange Act") who is known by us to own beneficially 5% or more of the common stock, (ii) each Director of the Company, and (iii) all directors and executive officers as a group Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. The total number of shares authorized is 20,000,000 shares, each of which is $.001 per share par value. 9,718,855 shares have been issued and are outstanding:


                                  Shares Beneficially                Shares Beneficially
                                Owned Prior to Offering             Owned After Offering
                                -----------------------            -------------------------
                                Number          Percent            Number            Percent
                                ------          -------            ------            -------
Advanced Corporate
Technology, Inc.              1,200,000         12.34           1,200,000             10.06
Ian D. Jones*                   650,000          6.68             650,000              5.45
Leading Edge Design &
Systems, Inc.                   625,000          6.46             625,000              5.25
Duane Tucker*                   625,000          6.46             625,500              5.25
Bethany Ventures                500,000          5.16             500,000              4.20
Craig Hope*                     417,500          4.30             417,500              3.51
Sidney Pine*                    302,000          3.10             302,000              2.53
Vanessa Fields                  200,000          2.05             200,000              1.67
Myron Yanoff, M.D.*             162,000          1.67             162,000              1.36
Dominic Castaldo, D.D.S.*       112,000          1.15             112,000               .94
Warren Chaney, Ph.D.*           100,000          1.03             100,000               .84
Theresa Corrado                 100,000          1.03             100,000               .84
Tom DeLuca*                     100,000          1.03             100,000               .84
Kevin Beck                      100,000          1.03             100,000               .84
Michael Benchoff                100,000          1.03             100,000               .84
                              ---------        ------          ----------            ------
Total shares
outstanding                   9,718,855        100.00          11,918,855            100.00


Directors and officers as a group 2,866,500 shares.

*Indicates Board Member


All directors will hold office until the next annual stockholders meeting and until their successors have been elected or qualified or until death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Our officers serve at the discretion of the board of directors. We intend to increase the board from its present three members to a minimum of six members by adding outside directors at our next shareholders meeting.

Ian D. Jones*, is the President and a Director of the Company. He developed the business model that defines the company's line of products and services. Mr. Jones business background includes 10 years of related experience in establishing and maintaining start-up businesses involved in entertainment and media industries. Growing up in a media oriented family, Jones has first hand knowledge of the television and infomercial industry. He has proved that he knows what is most effective in the highly competitive mass media distribution markets. Ian worked his way up the corporate entertainment ladder from production assistant to producer, working for such companies as Universal Studios, Fries Entertainment, Prime Ticket, Republic Pictures and ESPN. As President of the Company with a personal commitment to deliver first rate products, Mr. Jones will continue the innovative and quality programming which is the cornerstone of the company's success.

Duane Tucker*, is a Vice President, CTO (Chief Technical Officer) and a Director of the Company. He was the the founder of Dynamic Media (Maryland) and has operated that Company as President and Chief Technical Officer since 1995. In the process of building the Company to its current status of a major multimedia and DVD producer in the Baltimore/Washington area, Mr. Tucker took a leadership role in marketing, sales, and technical production efforts. As such, Mr. Tucker is now a well-respected authority in the DVD industry and has created beneficial relationships with other video and media production companies, while he served as the Chairman of the Washington chapter of the DVD Association. Prior to starting Dynamic Media, Inc., Mr. Tucker was a senior programmer on several Department of Defense contracts and also spent 12 years in the mainframe/mini-computer field service industry for major corporations.

Sidney J. Pine, C.P.A.*, is a Vice President and CFO (Chief Financial Officer) and a Director of the Company. Sid is a graduate of the Wharton School of the University of Pennsylvania with a degree in Economics, is a Certified Public Accountant in the Commonwealth of Pennsylvania, a Member of the Pennsylvania Institute of Certified Public Accountants, as well as the American Institute of Certified Public Accountants. Mr. Pine oversees financial and accounting systems, as well as cost controls. Also, included in his many duties is providing audit and reporting functions, assistance in financing new ventures, and general business and tax solutions.

Dr. Warren Chaney*, is a Vice President and a Director of the company. An award winning screenwriter, producer, and Director, Warren is responsible for developing proprietary content and acquiring existing content for the company's DVD publishing activities as well as other forms of distribution. Dr. Chaney is a seasoned veteran in the feature film and television industry. He has written, produced, and directed numerous projects, including motion picture, television, and broadcast program productions. Dr. Chaney wrote, produced and directed the critically acclaimed, "America: a Call to Greatness," starring Charlton Heston. Chaney has written and sold twelve screenplays, produced twelve, and directed seven others. Chaney worked with and directed many well-known actors. These include: Mickey Rooney, Jane Russell, Dick van Patten, Peter Graves, Deborah Winters, Charlton Heston, Cassidy Rae, Rita Moreno, and Gene Autry. For his efforts, Dr. Chaney has received considerable recognition and numerous industry awards, including those for best Director and screenwriter.

Michael Benchoff, is a Vice President and Director of Technical Operations for the Company. Mike has been with Dynamic Media, Inc. since 1998 and has been responsible for maintaining and facilitating the company's Internet presence. His responsibilities include developing and programming, maintaining the Company web sites, performing server administration tasks and researching up-and-coming methods and technologies. Prior to joining the Company, Mike worked as a Multimedia Programmer at Kelltech International, which is now part of Park City Solutions. He has also worked as a Multimedia Programmer for Vantage One Communications Group, now part of FutureNext Consulting, Inc. Mike has a bachelor's degree in mathematics.

Kevin Beck, is a Vice President and Director of Advertising and New Media Productions for the Company. As the former owner of Beck Films, the Los Angeles based Promotion Company, formed in 1996 he is an award winning Producer representing such clients as: The FOX Broadcasting Company, PAX TV, Lions Gate Entertainment, and the Los Angeles Lakers to name a few, Kevin has successfully directed the formation of a strong foundation in the Home Video Trailer, On-Air Promotion/Advertising and Corporate Presentation Market. Mr. Beck has written and produced on-air campaigns and presentations to promote the National Football League, Major League Baseball and the National Basketball Association. He successfully promoted the 1996 and 1998 World Series with record setting ratings and helped launch the promotion of Super Bowl XXXI and Super Bowl XXXIII with the FOX Network. Kevin was instrumental in the promotion of television programs, Ally McBeal and The X-files, and his group was awarded the 1998 Promax award for the X-files season premiere campaign.

Vanessa Fields, is a Vice President and Director of Corporate Relations. Vanessa began her career in Public Relations & Marketing in 1989. Ms. Fields directed product marketing and handled accounts such as renowned Italian jewelry designer Bvlgari, The Multi-Lock, Aveda Products/Esthetique, Piper Sonoma and Lalique. Once mastering the field of product marketing while bringing her clients and their products profound exposure and extremely lucrative cross promotions she then decided to expand and experience the production industry, which lead her to Leading Edge Entertainment. While at Leading Edge Entertainment, now a division of the Company, Ms. Fields now oversees all aspects of corporate relations as it relates to production and mainly focuses on product marketing. She has worked with such celebrities as Howie Mandel, Carol Burnett, Anne Archer, Clint Eastwood, and creative new shows such as Politically Incorrect with Bill Maher and Master of the Game. While continuing to work with Director/Producer Patrick Markey led Ms. Fields to the position of key publicist for Darren Star, Creator/Executive Producer of Beverly Hills, 90212 and Melrose Place.

Craig L. Hope*, is a Vice President and Director of the Company and is responsible for corporate compliance and stockholder communications products. Over the last 10 years, Mr. Hope has been involved in several developmental stage companies from their inception. He coordinates the Company's legal and accounting activities and directs overall administrative day-to-day operations. Mr. Hope is also involved in information research related to background and prior art as it pertains to patent and trademark applications for present and future product development. Mr. Craig L. Hope intends to devote full time to the Company acting in the executive capacity.

Theresa Corrado, is the Secretary of the Company and has served in an administrative communications capacity. Ms. Corrado has been the owner of several small business during the past 5 years and has been involved in providing services to large organizations for the City of Philadelphia.

Dominic Castaldo, D.D.S*., is a Director of the Company and has been an active member of the Company's Medical Advisory Board. For the last 12 years, Dr. Castaldo has been involved in the design and implementation of several medical and dental online information services and served as President of the American Dental Network, a telecommunication service provided for members of the American Dental Association. He was President of the Southern District Dental Society and a member of the peer review board of the Chester County Dental Society. Dr. Castaldo is also in the private practice of Orthodontics. Dr. Castaldo intends to devote 20% of his time to the Company acting in an advisory capacity.

Tom De Luca*, is a Director of the Company. Tom is presently Director of Internet Operations and New Media at one of the film industries most reputable film studios,- Lions Gate Entertainment. Tom was the President of Independentfilms.com and is currently on the Board of Directors.
Independentfilms.com is a networking and showcase destination for the independent film maker. Tom has an extensive background in the Internet industry through executive management positions at the Boston Globe. Tom has a degree from Northeastern University in Film and Television.

Myron Yanoff, M.D.*, is a Director of the Company. Dr. Yanoff has directed the company's Medical Advisory Board for the last three years and has been involved in developing several medical video surgery products that will be introduced by the Company in the near future. Dr. Yanoff is Professor and Chairman of the Department of Ophthalmology, MCP Hahnemann University. Previously, he had been Professor and Chairman, Department of Ophthalmology, University of Pennsylvania, and the Director of the Scheie Eye Institute. He has authored over 150 articles in peer reviewed scientific journals, co-authored a 10 volume textbook on general ophthalmology, and has written 8 textbooks on ophthalmic pathology and histology. He has received many honors, including the Senior Distinguished U.S. Scientist Award (Humboldt-Award) in 1988 in recognition of his life-long contributions to medical science.

EXECUTIVE COMPENSATION

The following table sets forth the annual remuneration for the highest paid officers and directors for the annual period ended December 31, 2000.


Ian Jones*             President (partial year)        $ 20,000

Craig Hope*            Vice President                    50,000

Sid Pine*              Vice President                   100,000

Michael Benchoff       Vice President                    65,000

Theresa Corrado        Secretary                         50,000


* Indicates Director


EMPLOYMENT AGREEMENTS

We plan to enter into an employment agreement with Duane Tucker for an annual base compensation of $ 135,000, at the completion of this offering.

STOCK OPTIONS

We have not adopted any formal stock option plans to reward and provide incentives to our officers, directors, employees, consultants and other eligible participants, but is anticipated we will do so as follows: an executive stock incentive plan, and a stock incentive plan. The board will set aside 600,000 shares for issuance under these plans, if and when adopted. Awards under each plan may be in the form of incentive stock options or non-qualified stock options. We will not grant non-qualified stock options with an exercise price of less than 85% of the fair market value of our common stock on the date of grant of the relevant option. The plans will be administered by our board of directors, which is authorized to select the plan recipients, the time or times at which awards may be granted and the number of shares to be subject to each option awarded.

OTHER TRANSACTIONS

     All transactions between our Company and its officers, directors and 5% or more shareholders will be on terms no less favorable to the Company than that which could be obtained from independent third parties.

DIRECTORS' COMPENSATION

     Our directors receive 50,000 shares of the company's stock as compensation for their services as directors. Additionally certain directors can receive additional payment in stock for special consulting services outside the normal Director meetings. Directors receive compensation for travel and other expenses incurred in connection with attendance at each meeting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

At present we have not entered into individual indemnity agreements with our officers or directors. However, our by-laws contain a provision which requires us to indemnify any Director or officer, or former Director or officer against actual expenses incurred in defending any legal action where they are a party by reason of being or having been a Director or officer. However, we are not required to indemnify any such person who is found to be liable for negligence or misconduct in their performance of their duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

DIRECTORS AND OFFICERS INSURANCE

We are exploring the possibility of obtaining directors and officers liability insurance. We have obtained several premium quotations but have not entered into any contract with any insurance Company to provide said coverages as of the date of this offering. There is no assurance that we will be able to obtain such insurance.

KEY MAN LIFE INSURANCE

Life insurance on key personnel is expected to be purchased after the effective date of this offering from offering proceeds, in amounts up to $1 million, 50% payable to the Company and 50% payable to family beneficiaries. We are planning to purchase such insurance to provide us with the capital to replace the executive loss (executive search for successor, etc.). The costs of such insurance is not expected to be material.

                              CERTAIN TRANSACTIONS

In March 1998, we offered 1,000,000 shares of our Common Stock at $1.00 under Regulation D, Rule 504. We successfully closed this Offering in May, 1998.


                            DESCRIPTION OF SECURITIES

All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable Florida law and to the provisions of our articles of incorporation and by-laws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

                                  COMMON STOCK

We are authorized to issue 20,000,000 shares, at a par value of $.001 per share. As of the December 31, 2000, there were 9,688,855 shares outstanding. After giving effect to the offering, the issued and outstanding capital stock of the Company will be 11,888,855 shares.

YOU HAVE THE VOTING RIGHTS FOR YOUR SHARES. You and all other holders of common stock are entitled to one vote for each share held of record on matters to be voted on by stockholders. You have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election.

YOU HAVE DIVIDEND RIGHTS FOR YOUR SHARES. You and all other holders of common stock are entitled to receive dividends and other distributions when, as and if declared by the board of directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

YOU HAVE RIGHTS IF WE ARE LIQUIDATED.

Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding common stock is, and the common stock offered hereby, when issued in exchange for the consideration paid as set forth in this prospectus, will be, fully paid and non-assessable. Our directors, at their discretion, may borrow funds without your approval, which potentially further reduces the liquidation value of your shares.

YOU HAVE NO RIGHT TO ACQUIRE SHARES OF STOCK BASED UPON THE PERCENTAGE OF OUR COMMON STOCK YOU OWN WHEN WE SELL MORE SHARES OF OUR STOCK TO OTHER PEOPLE. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares, result in a dilution of the percentage ownership that you own.

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 11,918,855 shares issued and outstanding assuming all the shares offered herein are sold. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an affiliate (as that term is defined under the Act) who will be subject to the resale limitations of Rule 144 promulgated under the Act.

There will be approximately 5,869,955 shares outstanding that are restricted securities as that term is defined in Rule 144 promulgated under the Securities Act.

The common stock owned by insiders, officers and directors are deemed restricted securities as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three (3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two
(2) year holding period. Additionally. Common stock underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.

As of the date hereof and upon completion of the offering, none of our common stock (other than those which are qualified by the Securities and Exchange Commission in connection with this offering) are available for sale under Rule
144. Future sales under Rule 144 may have an adverse effect on the market price of the common stock. Our officers, directors and certain of our security holders have agreed not to sell, transfer or otherwise dispose of their common stock or any securities convertible into common stock for a period of 12 months from the date hereof.

Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such common stock after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90 day period, but without a holding period.

There has been no public market for our common stock. With a relatively minimal public float and without a professional underwriter, there is little or no likelihood that an active and public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurances that a public market for our common stock will develop. If a public market for the common stock does develop at a future time, sales by shareholders of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 relating to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matters involved.

The registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commissions regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is http://www.sec.gov.

We intend to furnish to our shareholders annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

We will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). Any such request shall be directed to the Chief Financial Officer of Dynamic Media, Inc, 2000 Hamilton Street, Suite 596, Philadelphia, PA, 19130.

Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject orders for the purchase of shares in whole or in part. Upon acceptance of each subscriber, we will promptly provide our stock transfer agent the information to issue shares.

You can also call or write us at any time with questions you may have. We would be pleased to speak with you about any aspect of this offering.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that reflect our views about future multimedia presentations and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the risk factors section of this prospectus. Therefore, you should not place undue reliance upon these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that all future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company and general business conditions.

                              STOCK TRANSFER AGENT

Our transfer agent and registrar of the common stock is Dynamic Media Transfers, 2000 Hamilton Street, Suite 596, Philadelphia, PA, 10130

                                    EXPERTS

The consolidated combined financial statements of Dynamic Media, Inc.,(a development stage Company) as of and for the years ended December 31, 1999 and 2000 have been audited by Larson, Allen, Weishair & Co., LLP, independent auditors, as set forth in their report thereon included herein and incorporated herein by reference. Such consolidated combined financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel.

The Law Offices of Terry R. Fields, Esq., 2200 Benjamin Franklin Parkway, E105a, Philadelphia, PA 19130, Tel. # (215) 981-1011, will pass upon certain legal matters relating to the Offering.

There is no underwriter for this offering, therefore, offerees will not have the benefit of an underwriters due diligence efforts which would typically include the underwriter to be involved in the preparation of disclosure and the pricing of the common stock offered hereby among other matters. As we have never engaged in the public sale of our common stock, we have no experience in the underwriting of any such offering. Accordingly, there is no prior experience from which investors may judge our ability to consummate this offering. In addition, the common stock is being offered on a best efforts basis. Accordingly, there can be no assurances as to the number of shares that may be sold or the amount of capital that may be raised pursuant to this offering.

ITEM 28. UNDERTAKINGS

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement

To include any prospectus required by section I O(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or multimedia presentations arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Florida law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Dynamic Media, Inc. and Subsidiaries
Philadelphia, Pennsylvania


We have audited the accompanying balance sheets of Dynamic Media, Inc. and Subsidiaries (a development stage company) (formerly Dynamic Imaging Systems Corporation) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years ended December 31, 2000 and 1999 and for the period from February 13, 1996 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dynamic Media, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and from February 13, 1996 (inception) to December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses since its inception and has experienced liquidity problems. Unless the Company can continue to obtain financing from the issuance of common stock and/or through loans, substantial doubt arises about the Company's ability to continue as a going concern (Note 1). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                             LARSON, ALLEN, WEISHAIR & CO., LLP

Blue Bell, Pennsylvania
February 14, 2001

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


                                                    ASSETS

                                                                                                             March 31,
                                                                 1999                 2000                     2001
                                                                ------               ------                  ---------
                                                                                                            (Unaudited)
Current assets:
   Cash                                                       $  132,887           $     8,785               $       -
   Accounts receivable                                                                  12,935                  15,693
   Advances                                                                              6,500                   6,500
                                                              ----------           -----------               ---------
                                                                 132,887                28,220                  22,193
                                                              ----------           -----------               ---------

Property and equipment:
   Furniture and office equipment                                386,791               559,883                 559,883
   Computer equipment and software                               317,913               317,913                 317,913
                                                              ----------           -----------               ---------
                                                                 704,704               877,796                 877,796
   Less: accumulated depreciation                                 57,181               276,207                 318,083
                                                              ----------           -----------               ---------
                                                                 647,523               601,589                 559,713
                                                              ----------           -----------               ---------
Other assets:
Deposit                                                                                  1,800                   1,800
Goodwill, net of accumulated amortization
 of $75,000 at December 31, 2000 and
 $78,750 at March 31, 2001                                                             374,679                 370,929
                                                                                   -----------               ---------
                                                                                       376,479                 372,729
                                                                                   -----------               ---------

                                                              $  780,410            $1,006,288                $954,635
                                                              ==========           ===========               =========



                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                          $   68,270           $   176,877               $ 169,752
    Lease payable, current portion                                                      24,500                  30,625
    Accrued expenses                                              19,863               107,870                 195,377
                                                              ----------           -----------               ---------
              Total current liabilities                           88,133               309,247                 395,754
                                                              ----------           -----------               ---------

Long-term debt:
    Lease payable, net of current portion                                               64,948                  58,824
                                                                                   -----------               ---------
Commitments

Stockholders' equity:
    Common stock                                                    7,841                9,689                   9,719
    Additional paid-in capital                                  5,874,772            7,759,364               7,783,244
    Accumulated deficit                                        (5,190,336)          (7,136,960)             (7,292,906)
                                                              -----------           ----------              ----------
                                                                  692,277              632,093                 500,057
                                                              -----------           ----------              ----------

                                                              $   780,410           $1,006,288              $  954,635
                                                              ===========           ==========              ==========

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
             AND FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                AND FOR THE PERIOD FEBRUARY 13, 1996 (INCEPTION)
                                TO MARCH 31, 2001




                                                                                      Three Months                 Cumulative
                                                                                     Ended March 31,                  Since
                                         1999                 2000              2000               2001             Inception
                                        ------               ------            ------             ------            ---------
                                                                             (Unaudited)        (Unaudited)
Sales                                  $  172,999       $      5,000       $          -         $    67,396       $   266,363
                                       ----------       ------------       ------------         -----------       -----------

Operating expenses:
   Selling, general, and
     administrative expenses            3,113,575          1,951,624          1,407,433             223,342         6,779,366
   Research and development               367,479                  -                  -                   -           779,903
                                       ----------       ------------       ------------         -----------       -----------
                                        3,481,054          1,951,624          1,407,433             223,342         7,559,269
                                       ----------       ------------       ------------         -----------       -----------

Net loss                              $(3,308,055)      $ (1,946,624)       $(1,407,433)        $  (155,946)      $(7,292,906)
                                      ===========       ============        ===========         ===========       ===========


Loss per share:
   Basic                              $      (.45)      $       (.24)       $      (.33)        $      (.02)      $      (.75)
                                      ===========       ============        ===========         ===========       ===========
   Diluted                            $      (.45)      $       (.24)       $      (.33)        $      (.02)      $      (.75)
                                      ===========       ============        ===========         ===========       ===========

Weighted average shares                 7,378,500          8,263,618          4,214,927           9,703,855
                                      ===========       ============        ===========         ===========


                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE PERIOD FEBRUARY 13, 1996 (INCEPTION) TO MARCH 31, 2001


                                          Common                            Additional
                                          Shares                             Paid-in
                                        Outstanding        Amount            Capital         Deficit          Total
                                        -----------        ------           ----------       -------          -----
Balance,
 February 13, 1996                             ---      $    ---           $    ---                       $      ---

Issuance of common stock                 2,090,000          2,090              4,910                           7,000
                                        ----------      ---------          ---------                       ---------

Balance,
 December 31, 1996                       2,090,000          2,090              4,910                           7,000

Issuance of common stock                   462,800            462            178,000                         178,462

Issuance of common
 stock for services                      1,098,000          1,098            182,371                         183,469

Issuance of common stock
 for purchase of subsidiary                300,000            300             74,700                          75,000

Net loss for the year ended
 December 31, 1997                                                                        $  (368,637)      (368,637)
                                        ----------      ---------          ---------      -----------      ---------
Balance,
 December 31, 1997                       3,950,800          3,950            439,981         (368,637)        75,294

Issuance of common stock                 1,355,568          1,356          1,310,836                       1,312,192

Issuance of common
 stock for services                      1,176,687          1,177            394,800                         395,977

Net loss for the year ended
 December 31, 1998                                                                         (1,513,644)    (1,513,644)
                                        ----------      ---------          ---------      -----------      ---------
Balance,
 December 31, 1998                       6,483,055          6,483          2,145,617       (1,882,281)       269,819

Issuance of common stock                 1,002,500          1,003          2,815,048                       2,816,051

Issuance of common
 stock for services                        355,300            355            914,107                         914,462

Net loss for the year ended
 December 31, 1999                                                                         (3,308,055)    (3,308,055)
                                        ----------      ---------          ---------      -----------      ---------
Balance,
 December 31, 1999                       7,840,855      $   7,841         $5,874,772      $(5,190,336)    $  692,277

Issuance of common stock                   584,000            584          1,532,416                       1,533,000

Issuance of common
 stock for services                         14,000             14             15,926                          15,940

Issuance of common
 stock for purchase of
 subsidiary                              1,250,000          1,250            336,250                         337,500

Net loss for the year ended
 December 31, 2000                                                                         (1,946,624)    (1,946,624)
                                        ----------      ---------          ---------      -----------      ---------
Balance,
 December 31, 2000                       9,688,855      $   9,689         $7,759,364      $(7,136,960)     $ 632,093

Issuance of common stock                    30,000             30             23,880                          23,910

Net loss for the period ended
 March 31, 2001                                                                              (155,946)      (155,946)
                                        ----------      ---------          ---------      -----------      ---------
Balance,
 March 31, 2001 (unaudited)             $9,718,855      $   9,719         $7,783,244      $(7,292,906)     $ 500,057
                                        ==========      =========         ==========      ===========      =========

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
             AND FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                AND FOR THE PERIOD FEBRUARY 13, 1996 (INCEPTION)
                                TO MARCH 31, 2001


                                                                                              Three Months              Cumulative
                                                                                             Ended March 31,               Since
                                                            1999            2000           2000           2001           Inception
                                                           ------          ------         ------         ------          ---------
                                                                                        (Unaudited)    (Unaudited)
Cash flows from operating activities:
  Net loss                                               $(3,308,055)    $(1,946,624)   $(1,407,433)    $(155,946)      $(7,292,906)
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating activities:
     Depreciation and amortization                           102,974         140,507         35,235        45,626           325,392
     Common stock issued for services                        914,462          15,940                                      1,509,848
     Stock purchase discount                               1,411,407         880,704        880,704                       2,292,111
  Changes in assets and liabilities:
     Increase in accounts receivable                                         (12,935)                      (2,758)          (15,693)
     (Increase) decrease in other current assets                              (6,500)                                        (6,500)
     Increase in deposit                                                      (1,800)                                        (1,800)
     Increase (decrease) in accounts payable                  38,054         108,607                       (7,125)          169,752
     Increase in accrued expenses                              4,017          88,007                       87,508           195,378
                                                         -----------     -----------     ----------     ---------       -----------
Net cash used in operating activities                       (837,141)       (734,094)      (491,494)      (32,695)       (2,824,418)
                                                         -----------     -----------     ----------     ---------       -----------
Cash flows from investing activities:
  Purchase of property and equipment                        (434,816)        (42,304)                                      (747,009)
  Purchase of intangible assets                                                                                                 (77)
                                                         -----------     -----------     ----------     ---------       -----------
Net cash used in investing activities                       (434,816)        (42,304)                                      (747,086)
                                                         -----------     -----------     ----------     ---------       -----------
Cash flows from financing activities:
  Issuance of common stock                                 1,404,644         652,296        381,059        23,910         3,571,504
                                                         -----------     -----------     ----------     ---------       -----------

Net increase (decrease) in cash                              132,687        (124,102)      (110,435)       (8,785)            -
Cash, beginning                                                  200         132,887        132,887         8,785             -
                                                         -----------     -----------     ----------     ---------       -----------

Cash, ending                                             $   132,887     $     8,785     $   22,452     $    -          $     -
                                                         ===========     ===========     ==========     =========       ===========
Supplemental disclosure of non-cash
 financing activities:
  Issuance of common stock for services                  $   914,462     $    15,940     $     -        $    -          $ 1,509,848
                                                         ===========     ===========     ==========     =========       ===========
  Issuance of common stock for purchase
   of subsidiaries                                                       $   337,500                                    $   412,500
                                                                         ===========                                    ===========

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001



NOTE 1        DESCRIPTION OF BUSINESS

              The Company was organized under the laws of the State of Florida in 1996. The Company is a development stage company, since it has not completed developing its business processes and systems, which will accelerate and nurture the growth of start-up companies. The Company has incurred research and development costs from inception to March 31, 2001 totaling $779,903. The Company had no significant revenues from operations since inception and its ability to continue as a going concern is dependent on the continuation of financing to fund the expenses relating to successful development and marketing of its business processes and systems. Management is currently in negotiations with several funding sources to provide the working capital necessary to: (i) finalize such development and (ii) bring them to market, at which time the Company believes that sufficient cash will be generated to support its operations. Although management cannot assure the ultimate success of the above plan, it is reasonably confident that it will enable the Company to continue its business and grow modestly.

NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Basis of presentation

              The consolidated financial statements include the accounts of Dynamic Media, Inc. and its wholly owned subsidiaries Webtemps, Inc., Quick TV, Inc. and Direct Media, Inc. (a Maryland corporation). Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates and assumptions.

              The accompanying unaudited consolidated financial statements as of March 31, 2001 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-SB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. The unaudited financial statements should be read in conjunction with the financial statements and footnotes thereto included herein for the year ended December 31, 2000.

              All intercompany accounts have been eliminated in consolidation.

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001




NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

              Impairment of long-lived assets

              In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" ("SFAS 121"), assets are generally evaluated on a market-by-market basis in making a determination as to whether such assets are impaired. At each year end, the Company reviews its long-lived assets for impairment based on estimated future nondiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values.

              Advertising costs

              Advertising costs are charged to expense when incurred. Advertising expenses were $1,035 and $5,935 for fiscal years 2000 and 1999, respectively. For the three months ended March 31, 2001 and 2000, advertising expenses were $0.

              Goodwill

              Goodwill represents the excess of the purchase price and related costs over the value assigned to the net tangible assets of business acquired. Goodwill is amortized on a straight-line basis over 5 years. Periodically, the Company reviews the recoverability of goodwill.

              In management's opinion, there was total impairment of the goodwill on the purchase of Webtemps, Inc. at December 31, 1999. Amortization expense was $52,500 in 1999.

              Equipment and depreciation

              Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over their estimated useful lives ranging from 3 to 7 years. Depreciation expense for the years ended December 31, 2000 and 1999 was $76,925 and $30,332, respectively. Depreciation expense for the three months ended March 31, 2001 and 2000 was $25,980 and $35,235, respectively.

              Research and development

              Research and development costs consist of expenditures incurred by the Company during the course of planned search and investigation aimed at the discovery of new knowledge, which will be used to develop and improve its Internet product. The Company expenses all such research and development costs as they are incurred.

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001




NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

              Earnings (loss) per share

              In 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. Unlike the previously reported primary earnings per share basic earnings per share excludes the dilutive effects of stock options. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. Earnings per share amounts for all periods presented have been calculated in accordance with requirements of SFAS No. 128. For the years ended December 31, 2000 and 1999 and the three months ended March 31, 2001 and 2000, the computation of diluted loss per share was antidilutive; therefore, the amounts reported for basic and dilutive loss per share were the same.

              Income taxes

              Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of balance sheet items for financial and income tax reporting. There is no difference between the basis for financial and income tax reporting, thus no deferred tax asset or liability was recorded.

              Use of estimates

              The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue and expenses. Actual results may differ from these estimates.

              Capital stock

              Issuance of the Company's common stock for remuneration, services or purchase of subsidiaries is accounted for at the fair market value of the stock. The Company recognizes a stock purchase discount expense for those shares in which an investor purchases the stock for less than fair market value.

              Comprehensive income

              The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income.

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001



NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

              Segment information

              SFAS No. 131, Segment Information, amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating this segment performance. The Company operates in one business segment: the design, development and marketing of management related products and services.

              Recently issued accounting standards:

              In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 will require the recognition of all derivatives on the Company's balance sheet at a fair value. The FASB has subsequently delayed implementation of the standard for the financial years beginning after June 15, 2000.

              In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. In June 2000, the SEC staff amended SAB 101 to provide registrants with additional time to implement SAB 101. The Company adopted SAB No. 101 effective January 2000. The impact of this standard did not have a material impact on the Company's financial statements.

              In March 2000, the FASB issued FASB Interpretation No. 44 (FIN
              44), Accounting for Certain Transactions Involving Stock Compensation. The Company adopted FIN 44 effective July 1, 2000 with respect to certain provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after that date. FIN 4 addresses practice issues related to the application of Accounting Practice Bulletin Opinion No. 25, Accounting for Stock Issued to Employees. The adoption of this standard did not have a material impact on the Company's financial statements.

NOTE 3        CAPITAL STOCK

              The total number of shares of all classes of stock which the Company has authority to issue is 21,000,000 shares, consisting of
              (a) twenty million (20,000,000) shares of common stock, par value $.001 per share, and (b) one million (1,000,000) shares of preferred stock, par value $.001 per share. The preferred stock may be issued in one or more series, and may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors of the Company, from time to time.

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001


NOTE 3        CAPITAL STOCK (continued)

              Common stock - $.001 par value, 20,000,000 shares authorized, 9,688,855 and 7,840,855 shares issued and outstanding in 2000 and 1999, respectively. At March 31, 2001, 9,718,855 shares were issued and outstanding.

              Preferred stock - Series A - $.001 per value, 1,000,000 shares authorized, -0- shares issued and outstanding in 2000, and 1999, respectively.

NOTE 4        LEASES

              The Company leases computer equipment under capital leases. Future minimum payments under capital leases are as follows:

                       Year ending
                      December 31,
                      ------------
                          2001                                 $ 35,897
                          2002                                   35,897
                          2003                                   32,705
                          2004                                    1,395
                                                               --------
              Total minimum lease payments                      105,894
              Less: amount representing interest                 16,445
                                                               --------

              Present value of net minimum lease payments        89,449

              Less: current maturities of obligations under
                 capital leases                                  30,625
                                                               --------

              Long-term obligation under capital leases        $ 58,824
                                                               ========


NOTE 5        INCOME TAXES

              The Company and its subsidiaries file a consolidated income tax returns.

              The Company has $4,070,393 in Federal and State net operating loss carryovers, which can be used to offset future taxable income. The net operating loss carryforwards expire in the year 2014.

              The components of the Company's deferred tax assets are as follows:

                                                                                          March 31,      March 31,
                                                            1999           2000             2000           2001
                                                            ----           ----           ---------      ---------
                                                                                         (Unaudited)    (Unaudited)

                  Net operating loss carryforwards       $1,002,500      $1,370,000       $1,270,000    $1,425,000
                  Valuation allowance                    (1,002,500)     (1,370,000)      (1,270,000)   (1,425,000)
                                                        -----------     -----------      -----------   -----------

                  Deferred tax asset                     $        0      $        0       $        0    $        0
                                                        ===========     ===========      ===========   ===========

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001



NOTE 6        COMMITMENTS

              The Company and its subsidiaries lease office space and equipment under noncancelable lease agreements expiring at various dates through 2003 and provide, among other things, for minimum annual rentals, exclusive of additional rentals which may be required for increases in certain operating expenses and taxes. The minimum annual commitments, including estimated additional rentals based on actual amounts paid during 2000, are as follows:

                      Years Ending
                      December 31,                              Amount
                      ------------                              ------

                          2001                                  $41,219
                          2002                                   42,456
                          2003                                   43,729
                          2004                                   18,536

              Rent expense for the years ended December 31, 2000 and 1999 was $125,690 and $103,125, respectively. Rent expense for the three months ended March 31, 2001 and 2000 was $30,441 and $53,293, respectively.

NOTE 7        FINANCIAL INSTRUMENTS

              Concentration of credit risk

              Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash.

              The Company has concentrated its credit risk for cash by maintaining substantially all of its depository accounts in a single financial institution. Accounts in the bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At various times throughout the year the Company had cash balances in this financial institution that exceeded the FDIC limit. The financial institution has a strong credit rating, and management believes that credit risk relating to these deposits is minimal.

              Cash approximates its fair value due to the short maturity of the instruments.

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001




NOTE 8        ACQUISITIONS

              Webtemps, Inc.

              On November 12, 1997 the Company acquired 100% of Webtemps, Inc.'s outstanding common stock by exchanging 300,000 shares of its common stock valued at $.25 per share. Webtemps, Inc. is a global temporary staffing service and web page designer. The excess of the purchase price and related costs over the value assigned to the net tangible assets acquired was $75,000.

              Quick TV, Inc.

              On November 1, 1999, the Company formed Quick TV, Inc. with an investment of $1,000. Quick TV, Inc. was incorporated to operate the Company's website.

              Dynamic Media, Inc. (a Maryland Corporation)

              On December 30, 2000 the Company acquired 100% of Dynamic Media, Inc.'s (a Maryland Corporation) (DMI) outstanding common stock by exchanging 1,250,000 shares of its common stock valued at $.27 per share. DMI is a graphics, video and animation developer on any type media. The excess of the purchase price and related costs over the value assigned to the net tangible assets acquired was $337,500.

              Pro Forma Information

              The figures include amortization of goodwill as if the acquisitions had taken place on January 1, 1999 and amounted to $132,498 and $69,811 in 2000 and 1999, respectively.

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001


NOTE 8 ACQUISITIONS (Continued)

                                                                                    1999                2000
                                                                                    ----                ----
                 Sales                                                            $1,270,966         $  184,817
                                                                                  ----------         ----------

                 Operating expenses:
                    Selling, general and administrative expenses                   4,141,054          2,347,198
                    Research and development                                         367,479              --
                                                                                  ----------         ----------
                                                                                   4,508,533          2,347,198
                                                                                  ----------         ----------

                 Operating loss                                                   (3,237,567)        (2,162,381)
                                                                                  ----------         ----------

                 Other income (expense):
                    Interest income                                                    3,845              1,581
                    Interest expense                                                 (15,497)           (12,616)
                                                                                  ----------         ----------
                                                                                     (11,652)           (11,035)

                 Net loss                                                        $(3,249,219)       $(2,173,416)
                                                                                 ============       ===========

                 Loss per share:
                    Basic                                                        $      (.44)       $      (.26)
                                                                                 ===========        ===========


                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001


NOTE 9        SUBSIDIARY COMPANIES' FINANCIAL INFORMATION

              In 1999, the Company had two subsidiaries, which accounted for more than twenty percent of revenue and/or assets, Webtemps, Inc. and Quick TV, Inc.

              Condensed financial information for Webtemps, Inc. at December 31, 1999:


                                 BALANCE SHEETS


                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                                                                      1999
                                                                      ----

              Current liabilities                                  $  2,887
                                                                   ========

              Stockholder's deficit:
               Common stock                                           1,000
               Additional paid-in capital                            27,975
               Accumulated deficit                                  (31,862)
                                                                   ---------
                                                                     (2,887)
                                                                   ---------

                                                                   $      0
                                                                   ========

                            STATEMENTS OF OPERATIONS

              Sales                                                $ 22,999
              Operating costs and expenses                          (24,317)
                                                                   --------

              Net loss                                             $ (1,318)
                                                                   ========


                            STATEMENTS OF CASH FLOWS

              Cash flows provided by operating activities          $ (2,135)
              Cash flows used in investing activities
              Cash flows from financing activities
                                                                   --------

              Net increase (decrease) in cash                      $ (2,135)
                                                                   ========

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  DECEMBER 31, 2000 AND 1999 AND MARCH 31, 2001

NOTE 9        SUBSIDIARY COMPANIES' FINANCIAL INFORMATION (Continued)


              Condensed financial information for Quick TV, Inc. at December 31, 1999:


                                 BALANCE SHEETS


                                     ASSETS

                                                                      1999
                                                                      ----

              Current assets                                       $ 50,940
              Other assets
                                                                   --------

                                                                   $ 50,940
                                                                   ========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

              Current liabilities                                  $ 97,954
                                                                   --------

              Stockholder's deficit:
               Common stock                                           1,000
               Accumulated deficit                                  (48,014)
                                                                   --------
                                                                    (47,014)
                                                                   --------

                                                                   $ 50,940
                                                                   ========

                            STATEMENTS OF OPERATIONS

              Sales                                                $ 50,000
              Operating costs and expenses                          (98,014)
                                                                   --------

              Net loss                                             $(48,014)
                                                                   ========


                            STATEMENTS OF CASH FLOWS

              Cash flows provided by operating activities          $ 49,940
              Cash flows used in investing activities
              Cash flows from financing activities                    1,000
                                                                   --------

             Net increase (decrease) in cash                       $ 50,940
                                                                   ========

                      DYNAMIC MEDIA, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2000 AND 1999


NOTE 10       LEGAL PROCEEDINGS

              In 1997 the Company, formerly Dynamic Imaging Systems Corporation (Dynamic Imaging) entered into a Common Stock Exchange Agreement. Pursuant to the Agreement, Dynamic Imaging issued 500,000 shares of its authorized common stock to the shareholders of the companies. Dynamic Imaging rescinded the transaction and canceled the stock in October 1997 when it was determined that the companies and their shareholders had, among other things, materially misrepresented their respective interests in certain intellectual property. The shareholders seek to recover the value of the canceled stock and other damages for what they contend was a breach of the agreements. The Company has counterclaimed against the plaintiffs. It is aggressively defending the claims against it and is aggressively pursuing its counterclaims. Because this case is in the early stages of motion practices and pretrial discovery, the Company's legal counsel cannot predict the outcome of the litigation.

                             SUBSCRIPTION AGREEMENT
                                      FOR
                                 DYNAMIC MEDIA, INC.
                         COMMON STOCK ($2.00 PER SHARE)

Persons interested in purchasing common stock of Dynamic Media, Inc. must complete and return this Subscription Agreement along with their check or money order to:

DYNAMIC MEDIA, INC
2000 HAMILTON STREET
SUITE 596
Philadelphia, PA 19130
                         ("the Issuer") ("the Company")

Subject only to acceptance hereof by the issuer, in its discretion, the undersigned hereby subscribes for the number of common shares and at the aggregate subscription price set forth below.

An accepted copy of this Agreement will be returned to the Subscriber as a receipt, and the physical stock certificates shall be delivered to each Investor within thirty (30) days of the Close of this Offering.

         SECURITIES OFFERED - The Company is offering 2,000,000 shares (par value $.001 per share) at $2.00 per share.

         SUBSCRIPTION - In connection with this subscription the undersigned hereby subscribes to the number of common shares shown in the following table.

         NUMBER OF COMMON SHARES            = ______________________

         MULTIPLY BY PRICE OF SHARES        x        $2.00 Per Share
                                            ------------------------
         AGGREGATE SUBSCRIPTION PRICE       = $_____________________

Check or money order shall be made payable to DYNAMIC MEDIA, INC.


In connection with this investment in the Company, I represent and warrant as follows:

a) Prior to tendering payment for the shares, I received a copy of and read your prospectus dated __________________, 2001.

b) I am a bona fide resident of the state of ___________________________.

c) The Issuer and the other purchasers are relying on the truth and accuracy of the declarations, representations and warranties herein made by the undersigned. Accordingly, the foregoing representations and warranties and undertakings are made by the undersigned with the intent that they may be relied upon in determining his/her suitability as a purchaser. Investor agrees that such representations and warranties shall survive the acceptance of Investor as a purchaser.

Please register the shares which I am purchasing as follows:


Name: _______________________________________ Date:_____________________________

As (check one)
     [_] Individual     [_] Tenants in Common       [_] Existing Partnership
     [_] Joint Tenants  [_] Corporation             [_] Trust
     [_] Minor with adult custodian under the Uniform Gift to Minors Act

For the person(s) who will be registered shareholder(s):



          Signature of Subscriber                   Residence Address


-------------------------------------------  ---------------------------------
         Name of Subscriber (Printed)                 City or Town


-------------------------------------------  ---------------------------------
         Signature of Co-Subscriber                 State     Zip Code


-------------------------------------------  ---------------------------------
       Name of Co-Subscriber (Printed)                  Telephone


-------------------------------------------  ---------------------------------
         Subscriber Tax I.D. or                  Co-Subscriber Tax I.D. or
         Social Security Number                   Social Security Number


-------------------------------------------
         E-mail Address (if available)

------------------------------------------------------------------------------
ACCEPTED BY: DYNAMIC MEDIA, INC.


By:                                     Date
   ------------------------------            -----------------------------------
               Officer

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Amended Articles of Incorporation provide for indemnification of our officers and directors. They state that, to the fullest extent permitted by law, none of our directors or officers will be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders. According to our Amended Articles of Incorporation, we have the power, in our Bylaws or in any resolution of our shareholders or directors, to undertake to indemnify our officers and directors against any contingency or peril as may be determined to be in our best interests, and in conjunction therewith, to procure, at our expense, policies of insurance. Our Bylaws do not specifically provide for indemnification of our officers or directors.

We have no arrangements specifically providing for indemnification of our officers or directors, and we have no arrangements for the indemnification of any controlling persons.

Our Amended Articles of Incorporation provide for indemnification of our officers and directors regardless of the criminal or intentional nature of the wrongful activity undertaken, but (i) only so far as such indemnification is determined to be in our best interests and (ii) only to the extent not prohibited by applicable Florida law.

The Florida Business Corporation Act requires that the officer or director who was or is a party to any proceeding, including an action by, or in the right of, the corporation, to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Even if the officer or director satisfies the foregoing mental state requirements, the Florida Business Corporation Act may further limit the right of the officer or director to indemnification or the amount of indemnification which he has the right to receive. For instance, indemnification is not available to any director or officer if the court establishes that actions or omissions to act of such director or officer constitute: (1) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful, (2) a transaction from which the director or officer derived an improper personal benefit, (3) in case of a director, a circumstance under which the director is liable for an unlawful distribution, or (4) willful misconduct or a conscious disregard for the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that such director, officer, or controlling person asserts a claim for indemnification by us against such liabilities (other than our payment of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit, or proceeding) in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEMNIFICATION OF DIRECTOR AND OFFICER

The Florida General Corporation Law permits indemnification by the Company of any director, officer, employee or agent of the Company or person who is serving at the Company's request as a director, officer, employee or agent of another corporation, or other enterprise, as set forth in the statute which appears on the next page.

The Company's Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the laws of the State of Florida, indemnify any director, officer and employee of the Corporation against expenses incurred by such person by reason of the fact that he serves or has served the corporation in such capacity.

The Company's Bylaws provide that the Company shall, to the fullest extent permitted by the laws of the State of Florida, indemnify each officer or director against expenses (including attorney's fees), judgments, taxes, fines and amounts paid in settlement incurred by him in connection with, and shall advance expenses (including attorney's fees) incurred by him in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) through which he is, or is threatened to be made, a party by reason of his being a director or officer of the Company, or his serving or having served at the request of the Company as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Indemnification under the Company's Articles of Incorporation and Bylaws is nonexclusive of any other right such persons may have under statute, agreement, bylaw or action of the Board of Directors or shareholders of the corporation.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     SEC Filing Fee .......................................  $ 1,100
     Printing Costs (including stock certificates)* .......   28,000
     Legal fees and expenses* .............................   50,000
     Accounting fees and expenses* ........................   20,000
     Blue Sky fees and expenses* ..........................    4,000
                                                            --------
         TOTAL                                              $103,100
                                                            ========


* Indicates expenses that have been estimated for the purpose of this filing.


RECENT SALES OF UNREGISTERED SECURITIES.

     The following securities were sold by the Company within the past three (3) years and prior to the date of filing of this registration statement. There were no underwriting discounts or commissions paid in connection with the issuance of any of these securities except as indicated below. No officers or directors of the Company received any commissions.

Unless otherwise indicated, the sales set forth above are claimed to be exempt from registration with the Securities and Exchange Commission pursuant to
Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, because (a) said transactions involved the issuance and sale by the Company of securities to financially sophisticated individuals who at the time of purchase were fully aware of the Company's activities, as well as its business and financial condition, (b) there was no advertising for or general solicitation of investors, and (c) when said securities were acquired for investment purposes, investors understood the ramifications of same. All certificates representing the shares issued by the Company as set forth herein, which are currently outstanding, have been properly legended.

Dynamic Media, Inc.
Sale of Restricted Shares 1998

       In August, September and October 1998 the following 10 people acquired 233,818 shares of restricted stock for the aggregate sum of $437,240.

                                               NUMBER OF
      DATE          NAME                      SHARES SOLD

    08/24/98     Ewa Balcer                      7,377     Restricted
    08/24/98     Susan Brauser                  14,754     Restricted
    08/24/98     Bernice Brauser                81,147     Restricted
    09/03/98     Wilfred Gaier                   7,377     Restricted
    09/03/98     Dawn Lambertus                 14,754     Restricted
    09/03/98     Greg H. Waldrip                16,393     Restricted
    10/13/98     Sherry Doyle                   10,000     Restricted
    10/13/98     Virginia Waldrip               59,016     Restricted
    10/13/98     Timothy G. Waldrip             13,000     Restricted
    10/13/98     Gerald & Sheila Mark           10,000     Restricted
                                           -----------
                 Total                         233,818


                               Dynamic Media, Inc.
                                  Stock Issued
                      For the Year Ended December 31, 1999

                                                Number of         Date
            Name                                  Shares         Issued      $ Amount
----------------------------------------------------------------------------------------------------
Advanced Corporate Technology                    650,000         1/4/99      1,057,144    Restricted
Albany Holdings S.A.                              20,000        1/19/99        118,750    Restricted
Webworks Multimedia                               20,000        1/19/99        118,750    Restricted
Beta Industries S.A.                              20,000        1/19/99        118,750    Restricted
John E. Davies                                    10,000        1/19/99         59,375    Restricted
Lance Morginn                                     20,000        1/19/99        118,750    Restricted
Thomas J. Whalen, D.O.                           100,000        1/22/99        518,750    Restricted
MacGyver Enterprises Ltd.                         20,000        1/28/99         95,000    Restricted
Larry Wallison                                    10,000        1/29/99         56,875    Restricted
Harry J. Addesso Trust                            20,000        2/19/99         68,750    Restricted
MacGyver Enterprises Ltd.                         40,000        5/25/99        172,500    Restricted
Albany Holdings S.A.                              50,000        5/25/99        215,625    Restricted
Beta Industries S.A.                              22,500        5/25/99         97,031    Restricted
                                               ---------                     ---------
Totals                                         1,002,500                     2,816,050
                                               =========                     =========

                               Dynamic Media, Inc.
                                  Stock Issued
                      For the Year Ended December 31, 2000

                                                Number of         Date
            Name                                  Shares         Issued      $ Amount
----------------------------------------------------------------------------------------------------
Bethany Ventures, Inc.                           34,000          1/2/00        89,250    Restricted
Advanced Corporate Technology                   550,000          1/2/00     1,443,750    Restricted
Leading Edge Design                             625,000        12/30/00       168,750    Restricted
                                                                                         Purchase of
                                                                                           Subsid.
Duane A. Tucker                                 525,000        12/30/00       141,750    Restricted
                                                                                         Purchase of
                                                                                           Subsid.
Andrew F. Tucker                                100,000        12/30/00        27,000    Restricted
                                                                                         Purchase of
                                                                                           Subsid.
                                              ---------                     ---------

                                Totals        1,834,000                     1,870,500
                                              =========                     =========


EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT NO.    DESCRIPTION

   5           Opinion and Consent of Terry R. Fields, Esquire

  10.1         Articles of Incorporation (to be filed by Amendment)

  10.2         By-Laws (to be filed by Amendment)

  23.1         Consent of Larson Allen Weishair & Co., LLC


UNDERTAKINGS

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement

              To include any prospectus required by section I O(a)(3) of the Securities Act of 1933;

              To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities available to any director or officer if the court establishes that actions or omissions to act of such director or officer constitute: (1) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful, (2) a transaction from which the director or officer derived an improper personal benefit, (3) in case of a director, a circumstance under which the director is liable for an unlawful distribution, or (4) willful misconduct or a conscious disregard for the best interests of the corporation.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that such director, officer, or controlling person asserts a claim for indemnification by us against such liabilities (other than our payment of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit, or proceeding) in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Philadelpha, State of Pennsylvania, on July 10, 2001

(Registrant)                          DYNAMIC MEDIA INC.
                                      -------------------


                                      By  /s/ Ian D. Jones
                                          --------------------------------------
                                          Ian D. Jones, President and Director


         In accordance with the Securities Act of 1933 this registration was signed by the following persons in the capacities and on the dates indicated.


(Signature)                               /s/ Craig Hope
                                          --------------------------------------
                                          Craig Hope
                                          Vice President and Director

(Date)                                    July 10, 2001
                                          --------------------------------------


(Signature)                               /s/ Sidney J. Pine
                                          --------------------------------------
                                          Sidney J. Pine
                                          Vice President, Chief Financial
                                          Officer and Director

(Date)                                    July 10, 2001
                                          --------------------------------------


                                          /s/ Myron Yanoff, M.D.
                                          --------------------------------------
                                          Myron Yanoff, M.D.
                                          Director

(Date)                                    July 10, 2001
                                          --------------------------------------


                                          /s/ Dominic Castaldo, D.D.S.
                                          --------------------------------------
                                          Dominic Castaldo, D.D.S.
                                          Director

(Date)                                    July 10, 2001
                                          --------------------------------------

         Who must sign: the small business issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least the majority of directors or persons performing similar functions.


      For Office Use Only:
Broker/Dealer Name & Address                Investor:

                                            ------------------------------------

                                            Investor #:__________________